UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☑	Definitive Proxy Statement
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FRANKLIN RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2018
Proxy
Statement
and Notice of Annual Meeting

February 14, 2018, 9:30 am Pacific Time

H. L. Jamieson Auditorium
One Franklin Parkway
Building 920
San Mateo, California

LETTER FROM OUR LEAD DIRECTOR AND CHAIRMAN AND CEO

January 3, 2018

FELLOW STOCKHOLDERS,

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Franklin Resources, Inc. (the “Company”). The meeting will be held on Wednesday, February 14, 2018 at 9:30 a.m. local time, at our offices in San Mateo, California. We hope that you will be able to attend.

The Board of Directors of the Company (the “Board”) is committed to sound corporate governance policies and practices to ensure the Company operates responsibly, efficiently, and in the best interests of stockholders. The accompanying Proxy Statement highlights our governance and executive compensation policies and practices.

Throughout fiscal year 2017, the Board remained focused on the oversight of the Company’s strategy. In each of our Board and Committee meetings, we devote substantial attention to our key strategic initiatives of improving our core business and building new capabilities to address the evolving needs of our clients.

In addition, the Board continued its formal stockholder outreach program. Unaffiliated stockholders holding approximately 42% of the Company’s unaffiliated shares were invited to meet and discuss governance and executive compensation best practices as well as other issues of interest to them. The Board considers this information when evaluating and developing our executive compensation policies and practices.

As described in the accompanying Proxy Statement, we believe that a rigorous annual Board evaluation process is a critical component of good corporate governance. The feedback we receive as a result of this process improves the performance of the Board as a whole.

Fiscal year 2017 also brought leadership changes to the Company. We believe these changes will help position us for continued momentum in achieving our strategic initiatives. Notably, Jenny Johnson assumed the role of president and chief operating officer. Over her nearly thirty-year tenure at the Company, Jenny has developed a deep understanding and thoughtful perspective of our global business. In addition to Jenny, we promoted several key individuals into expanded roles to oversee our global investment teams, transform our distribution capabilities and strengthen our position in key growth areas, such as the multi-asset solutions marketplace.

We would like to thank each of you for your support. We encourage you to review the accompanying Proxy Statement and associated materials and vote your shares prior to our Annual Meeting on February 14, 2018. We look forward to serving you throughout the upcoming year.

Sincerely,

PETER K. BARKER	GREGORY E. JOHNSON
Independent Lead Director	Chairman and Chief Executive Officer

2018 Proxy Statement | i

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DEAR STOCKHOLDER:

The Board of Directors of Franklin Resources, Inc. (the “Company”) invites you to attend the 2018 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, February 14, 2018 at 9:30 a.m., Pacific Time, in the H. L. Jamieson Auditorium, at One Franklin Parkway, Building 920, San Mateo, California for the following purposes:

1.	To elect the 10 nominees for director named herein to the Board of Directors to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.

3.	To consider and vote on a stockholder proposal requesting a Board of Directors report on lobbying activities and expenditures, if properly presented at the Annual Meeting.

4.	To transact such other business that may properly be raised at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

We are primarily furnishing proxy materials to our stockholders on the Internet rather than mailing paper copies of the materials to each stockholder. As a result, some of you will receive a Notice of Internet Availability of Proxy Materials and others will receive paper copies of the Proxy Statement and our Annual Report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and the Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. Electronic delivery is designed to expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement, the proxy card, the Annual Report, and any amendments to the foregoing materials that are required to be furnished to stockholders are available for you to review online at www.proxyvote.com.

The Company’s Board of Directors has fixed the close of business on December 18, 2017, as the record date for the determination of stockholders entitled to receive notice of, and to vote on, all matters presented at the Annual Meeting or any adjournments thereof. Your vote is very important. Even if you think that you will attend the Annual Meeting, we ask you to please cast your vote. You may vote your shares via the Internet, by telephone, by mail or in person at the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders as of the record date. Each stockholder will need to provide an admission ticket or proof of ownership of the Company’s stock and valid picture identification for admission to the meeting. Admission procedures are described further on page 3 of the Proxy Statement.

By order of the Board of Directors,

MARIA GRAY
Vice President and Secretary

January 3, 2018
San Mateo, California

Your vote is important.
Please vote via the Internet, by telephone, by mail or in person at the Annual Meeting.

ii | Franklin Resources, Inc.

2018 Proxy Statement | iii

PROXY STATEMENT

FRANKLIN RESOURCES, INC.
ONE FRANKLIN PARKWAY
SAN MATEO, CALIFORNIA 94403-1906

January 3, 2018

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are furnished in connection with the solicitation by the Board of Directors of Franklin Resources, Inc., a Delaware corporation (the “Company”), of the accompanying proxy to be voted at the 2018 annual meeting of stockholders (the “Annual Meeting”), which will be held on Wednesday, February 14, 2018, at 9:30 a.m., Pacific Time, in the H. L. Jamieson Auditorium, One Franklin Parkway, Building 920, San Mateo, California, 94403-1906, at the Company’s principal executive offices. We expect that this Proxy Statement and the enclosed proxy will be mailed and/or made available to each stockholder entitled to vote on or about January 3, 2018. References to “us”, “we” or “our” as used throughout this Proxy Statement mean the Company.

All materials filed by the Company with the Securities and Exchange Commission (the “SEC”) can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Under the rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily over the Internet. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and help to conserve natural resources. On or about January 3, 2018, we mailed to each of our stockholders (other than those who previously requested electronic or paper delivery, participants in the Franklin Templeton 401(k) Retirement Plan (the “401(k) Plan”) and holders of shares in excess of certain thresholds), a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this Proxy Statement and our Annual Report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials at www.proxyvote.com. If you received paper copies of our proxy materials and wish to receive them by electronic delivery in the future please request electronic delivery on www.proxyvote.com or https://enroll.icsdelivery.com/ben/Default.aspx.

2018 Proxy Statement | 1

VOTING INFORMATION

WHO CAN VOTE?

Holders of the Company’s common stock, par value $0.10 per share (the “common stock”), at the close of business on December 18, 2017 (the “Record Date”) are entitled to one vote for each share owned on that date on each matter presented at the Annual Meeting. As of December 18, 2017, the Company had 552,911,683 shares of common stock outstanding. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of this Proxy Statement has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or on the Internet.

WHAT MATTERS ARE TO BE CONSIDERED AT THE ANNUAL MEETING?

At the Annual Meeting, stockholders will be asked to consider and vote upon the following:

Proposal No. 1: Election of Directors. The proposal provides for the election of 10 directors to the Company’s Board to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

Proposal No. 2: Ratification of Appointment of Auditors. The proposal provides for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018 (“fiscal year 2018”).

Proposal No. 3: Stockholder Proposal. The proposal requesting a Board report on lobbying activities and expenditures, if properly presented at the Annual Meeting, shall be voted on.

The Board of Directors does not know of any other matter to be brought before the Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

HOW MANY VOTES ARE NEEDED TO HOLD THE ANNUAL MEETING?

In order to take any action at the Annual Meeting, a majority of the Company’s outstanding shares as of the Record Date must be present in person or by proxy and entitled to vote at the Annual Meeting. This is called a quorum.

WHO COUNTS THE VOTES?

The voting results will be tallied by Broadridge Financial Solutions, Inc. and the Inspector of Elections, and reported on a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

WHAT IS A PROXY?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the persons named on the proxy card (Gregory E. Johnson, Chairman of the Board and Chief Executive Officer; Rupert H. Johnson, Jr., Vice Chairman; and Maria Gray, Vice President and Secretary) to vote your shares at the Annual Meeting.

HOW DO I VOTE?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record. You may also vote by telephone, using the Internet or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker, or other holder of record provided to you for more information on these options. Except for certain stockholders described below, the deadline for voting by telephone or by using the Internet is 11:59 p.m., Eastern Time (“ET”), on Tuesday, February 13, 2018.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. For stockholders of record that return their proxy card but do not provide instructions on how to vote, the persons named as your proxy holders on the proxy card will vote the shares represented by the proxy FOR all nominees to the Board of Directors.

2 | Franklin Resources, Inc.

VOTING INFORMATION

(Proposal No. 1); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “independent auditors”) for fiscal year 2018 (Proposal No. 2); and AGAINST the stockholder proposal requesting a Board report on lobbying activities and expenditures (Proposal No. 3). For beneficial holders that return their voting instructions but do not provide instructions on how to vote, your bank, broker or other holder of record will only have the discretion to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2018 (Proposal No. 2). Additionally, unless you specify otherwise on your proxy card, if any other matters come before the Annual Meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

For participants in the Franklin Templeton 401(k) Retirement Plan, your shares will be voted as you specify on your proxy card. If you do not vote, your shares will be voted by the independent fiduciary for and against the proposals in the same proportion as shares for which directions are received by the independent fiduciary, unless the independent fiduciary decides that the law requires that the independent fiduciary vote them differently. (This also means that the way you vote will also affect how the independent fiduciary will vote the shares of participants who do not vote.) If you wish to abstain from voting on any matter, you must indicate this on your proxy card. You cannot vote your 401(k) Plan shares in person at the Annual Meeting. To allow sufficient time for your shares to be voted as you instruct, the trustee must receive your vote by no later than 2:00 p.m. ET on Friday, February 9, 2018.

CAN I CHANGE OR REVOKE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. Whether your vote is submitted via the mail, the Internet or by telephone, you may change or revoke your proxy at any time before it is voted. A proxy, including an Internet or telephone vote, may be changed or revoked by submitting another proxy with a later date at any time prior to the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person. Participants in the 401(k) Plan may revoke their proxy by no later than 2:00 p.m. ET on Friday, February 9, 2018.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING INSTEAD OF VOTING BY PROXY?

Yes. Please see requirements for attending the Annual Meeting under “Who may attend the Annual Meeting?” However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted. Beneficial owners must obtain a “legal proxy” from your bank, broker or other holder of record that holds your shares in order to vote your shares at the Annual Meeting. Participants in the 401(k) Plan must vote by no later than 2:00 p.m. ET on Friday, February 9, 2018 and may not vote at the Annual Meeting.

WHO MAY ATTEND THE ANNUAL MEETING?

Attendance at the Annual Meeting is limited to stockholders as of the Record Date. You will need to provide proof of ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record you must present proof, such as a bank or brokerage account statement, of your ownership of common stock as of December 18, 2017, to be admitted to the Annual Meeting. For holders of record, please bring either the admission ticket attached to your proxy card or your Notice of Internet Availability of Proxy Materials. At the Annual Meeting, representatives of the Company will confirm your stockholder status. Stockholders must also present a form of photo identification such as a driver’s license or passport to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, bags, briefcases, packages or similar items will be permitted at the Annual Meeting.

HOW ARE VOTES COUNTED?

To be counted as “represented”, a proxy card must have been returned for those shares, the stockholder must have voted the shares by telephone or over the Internet, or the stockholder must be present and vote at the Annual Meeting. Affirmative and negative votes, abstentions and broker non-votes will be separately tabulated.

WHAT IS A BROKER NON-VOTE?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, the ratification of the selection of an independent registered public accounting firm (Proposal No. 2), is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers may not vote on the other proposals contained in this Proxy Statement, which are considered “non-routine” proposals, unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes”.

2018 Proxy Statement | 3

VOTING INFORMATION

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

●

The election of directors (Proposal No. 1) requires that a director receive a majority of the votes cast with respect to that director at the Annual Meeting. This means that the number of shares of stock voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions and broker non-votes will not have any effect on the election of directors.

●

The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, are necessary to ratify the appointment of PricewaterhouseCoopers LLP (Proposal No. 2). Abstentions will have the same effect as a vote against this proposal.

●

The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, are necessary to approve the stockholder proposal (Proposal No. 3) requesting a Board report on lobbying activities and expenditures. Abstentions will have the same effect as a vote against this proposal.

Shares that are voted in person or by proxy are treated as being present at the Annual Meeting for purposes of establishing a quorum, and will be included in determining the number of shares represented and voted at the Annual Meeting with respect to such matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

WHO PAYS FOR THIS PROXY SOLICITATION?

Your proxy is being solicited by the Board on behalf of the Company. The Company pays the cost of soliciting your proxy and reimburses brokerage costs and other fees for forwarding proxy materials to you.

4 | Franklin Resources, Inc.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

RECOMMENDATION OF THE BOARD
The Board recommends a vote “FOR” the election to the Board of each of the nominees listed below. The voting requirements for this proposal are described in the “Voting Information” section above.

Nominees
Listed below are the names, ages as of December 31, 2017, and principal occupations and membership on public boards for the past five years of each nominee. In addition, we have also provided information concerning the particular experience, qualification, attributes and/or skills that the Corporate Governance Committee and the Board considered as relevant to each nominee that led to the conclusion that he or she should serve as a director.

PETER K. BARKER Independent
Age 69 Director since 2013 Lead Director Board committees: Compensation (Chair)

Career Highlights:
Retired California Chairman of JPMorgan Chase & Co., a global financial services firm, serving from 2009 to January 2013. From 1971 until his retirement in 2003 affiliated with Goldman Sachs & Co., serving as a general partner from 1982 to 1998. Director, Avery Dennison Corporation and Fluor Corporation.

Key Attributes, Experience and Skills:
Mr. Barker’s significant financial expertise provides the Board with valuable perspectives on international financial and investment management matters. During his 40 plus years of experience with Goldman, Sachs & Co., and JP Morgan Chase & Co., during which he has served in numerous leadership roles, including as head of Goldman Sach’s investment banking activities on the West Coast, he developed a deep understanding of capital structure, strategic planning, mergers and acquisitions and wide-ranging management expertise. Mr. Barker’s current and prior service on the boards of several private and public companies as well as with non-profit organizations including the W.M. Keck Foundation and Claremont McKenna College provides our Board with the benefit of his perspectives on business, corporate governance and citizenship.

MARIANN BYERWALTER Independent
Age 57 Director since 2015 Board committees: Audit

Career Highlights:
Director, and, from 2006 to 2013, Chairman of the Board of Directors of Stanford Healthcare, and from January 2016 to July 2016, Interim President and Chief Executive Officer and President of Stanford Healthcare. Chairman of the Board of Directors of SRI International, an independent nonprofit technology research and development organization, since January 2014, and Chairman of JDN Corporate Advisory, LLC, a privately held advisory services firm, since 2001. From 1996 to 2001, she served as the Chief Financial Officer, Vice President for Business Affairs and Special Assistant to the President of Stanford University. Partner and co-founder of American First Financial Corporation from 1987 to 1996. Director, Redwood Trust, Inc. and WageWorks, Inc. Previously trustee of various investment companies affiliated with Charles Schwab Corporation.

Key Attributes, Experience and Skills:
Ms. Byerwalter’s significant financial expertise provides the Board with valuable perspectives on finance, accounting and investment management matters. From her leadership roles at Stanford University and several financial institutions she has a deep understanding of accounting and strategic planning as well as wide-ranging management expertise. Ms. Byerwalter’s current and prior service on the boards of private and public companies as well as with non-profit organizations including SRI International, Pacific LifeCorp and Pacific Mutual Holding Company, Burlington Capital Group, Stanford Hospital & Clinics, Lucile Packard Children’s Hospital, and the Stanford University Board of Trustees also provides our Board with the benefit of her perspectives on business, corporate governance and citizenship.

2018 Proxy Statement | 5

PROPOSAL NO. 1 ELECTION OF DIRECTORS

CHARLES E. JOHNSON
Age 61 Director since June 2013; Previously Director from 1993 to 2002

Career Highlights:
Founder and Managing Member of Tano Capital, a California based family office and alternative asset management firm, with offices in Singapore, Mumbai, Mauritius and the San Francisco Bay Area, since 2004. Director of a subsidiary of the Company. Formerly, Co-President of the Company and an officer and/or director of certain subsidiaries of the Company.

Key Attributes, Experience and Skills:
Mr. C. E. Johnson’s experience as founder and Managing Member of Tano Capital and as a director of Company subsidiary Darby Overseas Investments, Ltd., provides the Board with wide-ranging expertise and insights into alternative asset management and the global fund management industry. He also contributes extensive knowledge of the Company as a result of spending over 20 years of his career working in various positions at the Company and its subsidiaries, including serving as a co-president of the Company from 1999 to 2002 and Chief Executive Officer and President of Company subsidiary Templeton Worldwide Inc. from 1994 to 2002. While serving in those roles, Mr. C. E. Johnson’s responsibilities included global oversight of all portfolio management, information technology, product development and mergers and acquisitions. He is a Certified Public Accountant and also serves on various non-profit boards, including the Addiction Education Society, the South San Francisco chapter of the Salvation Army rehabilitation center and the Carolands Preservation Foundation.

GREGORY E. JOHNSON
Age 56 Director since 2007 Board committees: Special Awards

Career Highlights:
Chairman of the Board since June 2013 and Chief Executive Officer of the Company since January 2004; President from December 1999 to October 2015. Officer and/or director of certain subsidiaries of the Company; officer and/or director or trustee of 44 registered investment companies managed or advised by subsidiaries of the Company.

Key Attributes, Experience and Skills:
Mr. G. Johnson brings leadership and extensive business and operating experience, as well as significant knowledge of our Company and the global fund management industry, to the Board. Mr. G. Johnson is a Certified Public Accountant and prior to joining the Company, was a senior accountant with Coopers & Lybrand. Over his 30-year tenure with the Company, Mr. G. Johnson has held officer and director positions with various subsidiaries of the Company; hands-on experience that provides him with in-depth knowledge of the Company’s operations. Mr. G. Johnson’s presence on the Board provides the Board with management’s current perspectives on the Company’s business and strategic vision for the Company. Mr. G. Johnson’s service on various boards of industry organizations, including the Investment Company Institute’s Board of Governors, also provides the Board with the benefit of additional perspectives on industry developments, including regulatory and policy issues. He is a past Chairman and Vice Chairman of the Investment Company Institute and currently serves on the Executive Committee.

RUPERT H. JOHNSON, JR.
Age 77 Director since 1969

Career Highlights:
Vice Chairman of the Company since December 1999; officer and/or director of certain subsidiaries of the Company; officer and/or director or trustee of 40 registered investment companies managed or advised by subsidiaries of the Company.

Key Attributes, Experience and Skills:
Mr. R.H. Johnson’s service as Vice Chairman of the Company and as an officer, director or trustee of various subsidiaries of the Company and Franklin Templeton mutual funds since its inception provide the Board with significant knowledge of and insights into the Company and the global fund management industry in which we operate. His fundamental knowledge of the Company gained over 50 years gives him an important perspective on the Company and provides significant leadership, business and operational expertise to the Board. Mr. R. H. Johnson has served on various industry boards and committees addressing investment company issues including the Board of Governors of the Investment Company Institute. In his capacity with the Company, he has served as Director of Research and is a portfolio manager for one of its funds. He provides the Board with a unique perspective on critical components of the Company’s business.

6 | Franklin Resources, Inc.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

MARK C. PIGOTT Independent
Age 63 Director since 2011 Board committees: Compensation, Corporate Governance

Career Highlights:
Executive Chairman of PACCAR Inc., a global technology company in the capital goods and financial services industries, since April 2014. Formerly, Chairman and Chief Executive Officer from January 1997 to April 2014. Formerly, Vice Chairman from January 1995 to December 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989, of PACCAR Inc. Director, PACCAR Inc.

Key Attributes, Experience and Skills:
Mr. Pigott’s experience leading PACCAR Inc., a Fortune 200 company, provides the Board with valuable perspectives on financial, operational and strategic matters. Mr. Pigott has been recognized several times as one of the 10 Best CEOs by Forbes magazine. Under his leadership, PACCAR has generated superior long term shareholder returns and received 30 J.D. Power Customer Satisfaction Awards. He brings substantial expertise in the areas of client service and customer satisfaction. As the leader of a major global company, Mr. Pigott developed a deep understanding of issues associated with operating in multiple jurisdictions. His service on several boards including the Royal Shakespeare Company America and the PACCAR Foundation, as well as his service on the board of PACCAR, provides our Board with the benefit of his views on business, corporate governance and citizenship, finance and compensation matters.

CHUTTA RATNATHICAM Independent
Age 70 Director since 2003 Board committees: Audit (Chair)

Career Highlights:
Retired Senior Vice President and Chief Financial Officer of CNF Inc., a freight transportation, logistics, supply chain management and trailer manufacturing company, from 1997 to March 2005; formerly, Chief Executive Officer of the Emery Worldwide reporting segment of CNF from September 2000 to December 2001.

Key Attributes, Experience and Skills:
Mr. Ratnathicam’s experience of over 27 years in various accounting, finance and executive management roles, including as the Chief Financial Officer at CNF, Inc., provides the Board with significant expertise in the areas of finance, accounting, strategic planning and auditing. Mr. Ratnathicam has held finance and other management positions internationally, and has a keen understanding of the issues facing a multinational business such as the Company. He is on the Advisory Board of Namaste Direct, a micro finance organization, and qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

LAURA STEIN Independent
Age 56 Director since 2005 Board committees: Audit, Corporate Governance (Chair)

Career Highlights:
Executive Vice President—General Counsel and Corporate Affairs of The Clorox Company, a leading marketer and manufacturer of consumer products, since February 2016; formerly Executive Vice President – General Counsel from February 2015 to February 2016 and Senior Vice President – General Counsel from January 2005 to February 2015 of The Clorox Company; formerly, Senior Vice President and General Counsel of H.J. Heinz Company, a global marketer and manufacturer of branded food products, from 2000 to 2005. Director, Canadian National Railway Company.

Key Attributes, Experience and Skills:
As general counsel of two multinational corporations, with responsibility for legal, compliance, corporate governance, risk management, corporate responsibility, and internal audit, among other matters, Ms. Stein brings expertise in these critical areas to the Board. Ms. Stein speaks six languages and has lived in non-US jurisdictions, bringing a global perspective and experience. She has a deep understanding of financial statements, corporate finance, and accounting. In addition, Ms. Stein’s leadership and service on the boards of non-profit organizations including Corporate Pro Bono, Equal Justice Works and the Leadership Council on Legal Diversity also provide the Board with the benefit of additional perspectives on diversity and corporate citizenship.

2018 Proxy Statement | 7

PROPOSAL NO. 1 ELECTION OF DIRECTORS

SETH H. WAUGH Independent
Age 59 Director since 2015 Board committees: Compensation

Career Highlights:
Non-executive chairman of Alex. Brown, a division of Raymond James, since September 2016. Vice Chairman of Florida East Coast Industries, LLC, the parent company of several commercial real estate, transportation and infrastructure companies based in Florida, from 2013 to 2017. From 2000 to 2013, Mr. Waugh served in various roles at Deutsche Bank Americas, including Chief Executive Officer and Chairman of the Board of Directors of Deutsche Bank Securities Inc. Previously Chief Executive Officer of Quantitative Financial Strategies, a hedge fund. Mr. Waugh also served in various capacities at Merrill Lynch over eleven years, including Co-head of Global Debt Markets.

Key Attributes, Experience and Skills:
Mr. Waugh’s significant experience in the financial sector provides the Board with valuable perspectives on capital markets and investment management. Having held various leadership roles at Deutsche Bank and other financial institutions, Mr. Waugh brings strong leadership skills as well as deep knowledge of operational and strategic matters to the Board. His service on the boards of the Deutsche Bank Americas Advisory Board, the Deutsche Bank Americas Foundation, The Clearing House, the Financial Services Forum and the Board of Governors of the Financial Industry Regulatory Authority, Inc. (FINRA) provides our Board with the benefit of his substantial expertise in financial industry developments and corporate citizenship.

GEOFFREY Y. YANG Independent
Age 58 Director since 2011 Board committees: Audit, Corporate Governance

Career Highlights:
Managing Director and Founding Partner of Redpoint Ventures, a private equity and venture capital firm, since 1999. Director of AT&T, Inc. since June 2016. Formerly, General Partner with Institutional Venture Partners from 1987 to 1999. Mr. Yang was formerly president of the Western Association of Venture Capitalists, director of the National Venture Capital Association, chairman of the Stanford Engineering Fund, and a member of the President’s Information Technology Advisory Committee. Previously director of BigBand Networks and TiVo.

Key Attributes, Experience and Skills:
Mr. Yang’s experience as a Founding Partner and Managing Director of Redpoint Ventures provides the Board with valuable perspectives on financial and strategic matters as well as expertise in the capital markets. Since joining the venture capital business in 1985, Mr. Yang has helped start many media and infrastructure companies, including Ask Jeeves, Excite, MySpace, Foundry Networks and Juniper Networks. This experience provides strategic direction, growth and technology expertise to the Company. Mr. Yang’s current and prior service on the boards of several private and public companies as well as with non-profit organizations including the Advisory Council for the Stanford Graduate School of Business, the United States Golf Association and the United States Olympic and Paralympic Foundation, provides our Board with the benefit of his perspectives on business, corporate governance and citizenship, and finance.

FAMILY RELATIONSHIPS
Gregory E. Johnson, the Chairman of the Board, Chief Executive Officer and a director of the Company, is the nephew of Rupert H. Johnson, Jr., Vice Chairman and a director of the Company, the brother of Charles E. Johnson, a director of the Company and Jennifer M. Johnson, President and Chief Operating Officer of the Company. Charles E. Johnson is the nephew of Rupert H. Johnson, Jr. and the brother of Gregory E. Johnson and Jennifer M. Johnson. Jennifer M. Johnson is the niece of Rupert H. Johnson, Jr. and the sister of Gregory E. Johnson and Charles E. Johnson.

8 | Franklin Resources, Inc.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

General

The Corporate Governance Committee of the Board recommended and nominated, and the Board approved, the nominees named above for election as members of the Board. Each nominee was elected by the Company’s stockholders at the Company’s last annual meeting of stockholders and, accordingly, is standing for re-election.

The Corporate Governance Committee and the Board believe that the nominees have the requisite experience, qualifications, attributes and skills to provide the Company with effective oversight of a global investment management organization. The Corporate Governance Committee and the Board believe that there are general requirements and skills that are required of each director and other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board believes that, consistent with these requirements, each nominee displays a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interest of the Company and its stockholders and a dedication to enhancing stockholder value. The Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider. The Corporate Governance Committee’s Policy Regarding Nominations and Qualifications of Directors described below outlines the qualities that the Corporate Governance Committee and the Board seek in director nominees.

If elected, each nominee will serve until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

In accordance with the Company’s Director Independence Standards, described more fully below, and the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following director nominees are independent and do not have a material relationship with the Company: Peter K. Barker; Mariann Byerwalter; Mark C. Pigott; Chutta Ratnathicam; Laura Stein; Seth H. Waugh and Geoffrey Y. Yang.

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CORPORATE GOVERNANCE

The Company regularly monitors regulatory developments and reviews its policies and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as corporate governance-related rules adopted by the SEC and the NYSE.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which are posted in the corporate governance section of the Company’s website at www.franklinresources.com (the “Company’s website”). The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisers, director compensation, director orientation and continuing education, management succession and performance evaluation of the Board.

Code of Ethics and Business Conduct. The Board has adopted a Code of Ethics and Business Conduct, which is applicable to all employees, temporary employees, directors and officers of the Company and its subsidiaries and affiliates. The Code of Ethics and Business Conduct is posted in the corporate governance section of the Company’s website. The Company also has a Compliance and Ethics Hotline, where employees can report a violation of the Code of Ethics and Business Conduct or anonymously submit a complaint concerning auditing, accounting or securities law matters. We intend to satisfy the disclosure requirement regarding any amendment to or a waiver of, a provision of the Code of Ethics and Business Conduct for the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, by posting such information on the Company’s website.

Director Independence Standards. The Board has adopted guidelines for determining whether a director is independent, which are available on the Company’s website. The Board will monitor and review as necessary, but at least once annually, commercial, charitable, family and other relationships that directors have with the Company to determine whether the Company’s directors are independent.

For a director to be considered independent, the Board must determine affirmatively that the director does not have material relationships with the Company either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. Such determination will be made and disclosed pursuant to applicable NYSE or other applicable rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. The Board has established the following guidelines to assist it in determining whether a director does not have material relationships and thereby qualifies as independent:

A.	A director will not be independent if, at any time within the preceding three years (unless otherwise specified below):

1.	(a)	the director was employed by the Company; or
	(b)	an immediate family member[1] of the director was employed by the Company as an executive officer[2] of the Company;

2.

the director (or an immediate family member of the director who in the capacity of an executive officer of the Company) received direct compensation from the Company (other than for prior service as a director, or as pension or deferred compensation) of more than $120,000 in any 12-month period;

3.	(a)	the director or an immediate family member of the director is currently a partner of the Company’s internal auditor or external independent auditor;
	(b)	the director is currently employed by the Company’s internal auditor or external independent auditor;
	(c)	an immediate family member of the director is currently employed by the Company’s internal auditor or external independent auditor and personally works on the Company’s audit; or
(d)

the director or an immediate family member of the director was formerly employed by or a partner of the Company’s internal auditor or external independent auditor and personally worked on the Company’s audit within that time;

1

An immediate family member includes a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone (other than a domestic employee) sharing the director’s home.

2	An executive officer means a Section 16 reporting person under the Securities Exchange Act of 1934, as amended.

10 | Franklin Resources, Inc.

CORPORATE GOVERNANCE

	4.	the director or an immediate family member of the director was employed by another company and an executive officer of the Company served on the compensation committee of such other company; or

	5.	(a)

the director is an employee of a company that made payments to or received payments from the Company for property or services, in any single fiscal year, of more than the greater of $1.0 million or 2% of the other company’s consolidated gross revenues;

(b)

an immediate family member of the director is an executive officer of a company that made payments to or received payments from the Company for property or services, in any single fiscal year, of more than the greater of $1.0 million or 2% of the Company’s consolidated gross revenues; or

(c)

the director or an immediate family member of the director serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization, in any single fiscal year, are more than the greater of $3.0 million or 5% of that organization’s consolidated gross revenues.

B.	The following relationships are not by themselves considered to be material and would not by themselves impair a director’s independence:

1.

a director (or an immediate family member of the director) serves as an executive officer, employee, partner or significant owner (more than 10%) of a company that made payments to or received payments from the Company, in any single fiscal year, of less than the greater of $1.0 million or 2% of the consolidated gross revenues of the other entity;

2.

a director is an executive officer of another company, which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other, in any single fiscal year, is less than 2% of the total consolidated assets of the other company;

3.

a director (or an immediate family member of a director) serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization, in any single fiscal year, are more than the greater of $1.0 million or 2% of that organization’s consolidated gross revenues, provided that such contributions do not exceed the limits set forth in Paragraph A.5(c) above and that disclosure is made in the Company’s annual proxy statement;

	4.	a director serves or served as a director of a subsidiary, which is a privately held, wholly-owned, direct or indirect subsidiary of the Company;

5.

a director or an immediate family member of a director has entered into a transaction(s) with the Company or any affiliate of the Company in which the transaction(s) involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services, provided the terms of such transaction(s) are not preferential to the terms for similar transactions by the Company or affiliate of the Company in the ordinary course; or

6.

a director or an immediate family member of a director maintains a trading, investment management, custody or other account with an affiliate of the Company, provided the terms of such account are generally the same as or similar to accounts offered by the affiliate of the Company in the ordinary course.

C.

For all relationships not specifically and clearly addressed by the guidelines above, the determination of whether or not a director has a material relationship, and therefore whether or not the director qualifies as independent or not, shall be made by the Board based on the totality of circumstances.

Policy Regarding Multiple Board Memberships. The Board has adopted, upon the recommendation of the Corporate Governance Committee, a policy regarding memberships on boards of directors or equivalent governance bodies of unaffiliated publicly traded companies or other entities. If a member of the Board also serves as the principal executive officer, such as the Chief Executive Officer or President, of a publicly traded company, it is the policy of the Board that such Board member shall not accept membership on a board of directors or equivalent governance body of another publicly traded company, without first informing and obtaining the consent of the Company’s Corporate Governance Committee, if such new membership would result in the member serving contemporaneously on three or more boards of directors or equivalent governance bodies of unaffiliated publicly traded companies, excluding the Company’s Board. If a member of the Board does not serve as a principal executive officer, such as a Chief Executive Officer or President, of a publicly traded company, it is the policy of the Board that such Board member shall not accept membership on a board of directors or equivalent governance body of another publicly traded company, without first informing and obtaining the consent of the Company’s Corporate Governance Committee, if such new membership would result in the member serving contemporaneously on four or more boards of directors or equivalent governance bodies of publicly traded companies, excluding the Company’s Board.

2018 Proxy Statement | 11

CORPORATE GOVERNANCE

Prohibition against Hedging Transactions. Pursuant to the Company’s Code of Ethics and Business Conduct, which is applicable to all employees, temporary employees, directors and officers of the Company and its subsidiaries and affiliates, short sales of securities, including “short sales against the box” (i.e., a short sale by the holder of a long position in the same stock) of securities issued by the Company, and securities issued by any closed-end fund sponsored or advised by the Company are prohibited. This prohibition also applies to effecting economically equivalent transactions, including, but not limited to purchasing and selling call or put options and swap transactions or other derivatives that would result in a net short exposure to the Company or any closed-end fund sponsored or advised by the Company.

Stock Ownership Guidelines. As a significant ownership interest by directors in the Company tends to align the interests of members of the Board with the interests of the Company’s stockholders, all directors on the Board are expected to own shares of common stock of the Company with a value of at least 5x the value of their annual cash retainer within 5 years of their appointment to the Board. Similarly, as a significant ownership interest by certain senior officers in the Company tends to align the interests of members of management of the Company with the Company’s stockholders and to strengthen the link between long-term Company performance and executive compensation, senior officers of the Company are expected to own shares of common stock of the Company with a value equal to a specific multiple of such senior officer’s base salary, as indicated in the table below, by 5 years from when he or she first assumed the particular senior officer position for which stock ownership is expected:

Senior Officer Level	Market Value of Shares Owned as a Multiple of Base Salary
Chairman	5X
Vice Chairman	5X
Chief Executive Officer	5X
Chief Operating Officer	5X
President	4X
Executive Vice President	4X
Senior Vice President	3X

Both direct and certain indirect forms of ownership are recognized in achieving these guidelines, including shares owned outright, restricted stock, restricted stock units, 401(k) funds invested in shares of the Company’s stock, and funds deemed invested in shares of common stock under the 2006 Directors Deferred Compensation Plan. Shares of common stock held by immediate family members (which includes a director’s or senior officer’s spouse, children and parents) or entities controlled by a director or senior officer may be considered holdings of the director or senior officer for purposes of the guidelines only and not as an admission of beneficial ownership for any other purpose. As of December 31, 2017, all directors and officers were in compliance with these guidelines.

12 | Franklin Resources, Inc.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Meetings and Annual Meeting of Stockholders

During fiscal year 2017, the Board held five meetings (not including committee meetings). For fiscal year 2017, the directors attended 98% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which a Director served during the periods that he or she served.

To promote open discussion among the independent directors, the independent directors meet in executive session at least two times per year and generally meet in executive session after regularly scheduled Board meetings. Peter K. Barker, the independent Lead Director, presides at the executive sessions of the independent directors. The Board encourages directors to attend the annual meeting of stockholders. All of the directors then standing for election attended last year’s annual meeting.

Committee Membership and Meetings

The current standing committees of the Board are the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Special Awards Committee. The table below provides current membership and meeting information.

			Corporate	Special
	Audit	Compensation	Governance	Awards
Peter K. Barker	—	C	—	—
Mariann Byerwalter	M	—	—	—
Gregory E. Johnson	—	—	—	M
Mark C. Pigott	—	M	M	—
Chutta Ratnathicam	C	—	—	—
Laura Stein	M	—	C	—
Seth H. Waugh	—	M	—	—
Geoffrey Y. Yang	M	—	M	—
Fiscal year 2017 Meetings	7	6	5	—*

M—Member
C—Chair
*	Mr. G. Johnson is the sole member of the Special Awards Committee. This Committee takes actions by written consent in lieu of meeting.

Below is a description of each standing committee of the Board. The Board has affirmatively determined that each of these standing committees (other than the Special Awards Committee) consists entirely of independent directors pursuant to rules established by the NYSE, rules promulgated under the Securities Exchange Act of 1934, and the Director Independence Standards established by the Board. See “Director Independence Standards” above. The Board has also determined that each member of the Audit Committee and the Compensation Committee is independent under the criteria established by the NYSE and the SEC for audit committee and compensation committee members, as applicable, and under the applicable requirements for Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the members of the Compensation Committee.

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INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The Audit Committee

Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, the Audit Committee currently consists of Messrs. Ratnathicam (Chair) and Yang and Mss. Byerwalter and Stein.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee: (1) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also prepares the report the Audit Committee is required to include in the Company’s annual proxy statement. In addition, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The Audit Committee meets with the Company’s independent auditors and reviews the scope of their audit, the related reports and any recommendations they may make. The Audit Committee also reviews the annual audited financial statements for the Company. In addition, the Audit Committee assists the Board in the oversight of the Company’s risk management processes (as described more fully below under “Risk Management and the Board’s Role in Risk Oversight”).

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval. The Audit Committee Charter is posted in the corporate governance section of the Company’s website at http://www.franklinresources.com/corp/pages/generic_content/corporate_governance/audit_committee_charter.jsf. The Board has determined that all Audit Committee members are financially literate under the NYSE listing standards and that Mr. Chutta Ratnathicam is an audit committee financial expert within the meaning of the rules of the SEC.

The Compensation Committee

The Compensation Committee currently consists of Messrs. Barker (Chair), Pigott and Waugh. The Compensation Committee oversees the establishment of goals and objectives related to Chief Executive Officer compensation, determines the compensation level of the Chief Executive Officer, assists the Board in fulfilling its responsibility relating to the compensation (and related benefits) of the executive officers of the Company, discharges the responsibilities of the Board relating to compensation of the Company’s executives and prepares the annual report on executive officer compensation for the Company’s proxy statement. The Committee also reviews and discusses with management proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in the Company’s proxy statement. In addition, the Compensation Committee reviews and approves compensation arrangements between the Company and members of its Board of Directors. The Compensation Committee may delegate any of its responsibilities to subcommittees as it deems appropriate.

The Compensation Committee generally adheres to the following processes and procedures in connection with the consideration and determination of the compensation of the Company’s executive officers and directors.

Determination of Executive Compensation. The Compensation Committee meets periodically throughout the year to (i) review and approve corporate goals and objectives relevant to the compensation of the executive officers, (ii) evaluate the performance of the executive officers in light of those goals and objectives, and (iii) determine and approve the compensation of the executive officers. For a detailed description regarding the Compensation Committee’s role in setting executive compensation, including the role of executive officers in the process, see “Compensation Discussion and Analysis” below.

Determination of Non-executive Director Compensation. The Compensation Committee meets at least annually to review and make recommendations to the Board on the compensation (including equity-based compensation) of the Company’s non-executive directors. In reviewing and making recommendations on non-executive director compensation, the Committee considers, among other things, the following policies and principles:

●

that the compensation should fairly pay the directors for the work, time commitment and efforts required by directors of an organization of the Company’s size and scope of business activities, including service on Board committees;

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INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

●	that a component of the compensation should be designed to align the directors’ interests with the long-term interests of the Company’s stockholders; and
●	that directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its review, the Compensation Committee receives a report of its independent consultant on comparable non-executive director compensation practices and levels. No executive officer of the Company is involved in determining or recommending non-executive director compensation levels. For a description regarding the role and scope of assignment of the Compensation Committee’s compensation consultant see “Compensation Discussion and Analysis” below. See the section of this Proxy Statement entitled “Director Fees” below, for a discussion of compensation paid to the Company’s directors during fiscal year 2017. Directors who are executives of the Company do not receive compensation for their Board service.

Incentive Plan Matters. The Compensation Committee also administers the Company’s Annual Incentive Compensation Plan, the 2014 Key Executive Incentive Compensation Plan, the 2002 Universal Stock Incentive Plan and the 1998 Employee Stock Investment Plan.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors annually review the charter, and revise it as necessary or appropriate. The Compensation Committee Charter is posted in the corporate governance section of the Company’s website at http://www.franklinresources.com/corp/pages/generic_content/corporate_governance/compensation_committee_charter.jsf.

The Special Awards Committee

The sole member of the Special Awards Committee is Mr. Gregory E. Johnson. The Committee has separate but concurrent authority with the Compensation Committee to make certain limited equity and cash awards to employees of the Corporation and its subsidiaries who are not executive officers subject to Section 16 of the Securities Exchange Act of 1934.

The Corporate Governance Committee

The Corporate Governance Committee currently consists of Ms. Stein (Chair) and Messrs. Pigott and Yang.

The Corporate Governance Committee has the responsibilities set forth in its charter and provides counsel to the Board of Directors with respect to the organization, function and composition of the Board and its committees and oversees the evaluation of the Board, its committees and individual directors. The Corporate Governance Committee is also responsible for developing and recommending to the Board corporate governance policies and procedures applicable to the Company and reviewing the anti-money laundering policies, procedures and operations of the Company on a periodic basis. The Committee is also tasked with identifying and recommending to the Board’s independent directors potential Lead Director candidates from among the independent directors. The Corporate Governance Committee Charter is posted in the corporate governance section of the Company’s website at http://www.franklinresources.com/corp/pages/generic_content/corporate_governance/corporate_governance_charter.jsf.

The Corporate Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of stockholders. It uses a variety of means as it determines are necessary or appropriate, including recommendations of stockholders, to do so. The Corporate Governance Committee has adopted a policy regarding nominations and qualifications of directors, which has been approved by the Board. Under such policy, the Corporate Governance Committee may solicit recommendations from current and former directors, management or others who may be familiar with qualified candidates, and may consider current directors for re-nomination. The Corporate Governance Committee may, in its sole discretion, retain and terminate any search firm (and approve such search firm’s fees and other retention terms) to assist in the identification of candidates.

The Corporate Governance Committee believes there are certain minimum skills and qualifications that each director nominee must possess or satisfy, including:

●	high personal and professional integrity and ethical character;

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INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

●	significant achievement in business, finance, government, education, law, technology or other fields important to the operation of the Company;
●	the ability to exercise sound business judgment on a broad range of issues;
●	sufficiently broad experience and professional and educational background to have a general appreciation of the major issues facing public companies of a size and scope similar to the Company;
●	the willingness and ability to devote the necessary time to Board duties, including preparing for and attending meetings of the Board and its committees; and
●	being prepared to represent the best interests of the Company and its stockholders and committed to enhancing stockholder value.

The Corporate Governance Committee also believes there are other skills and qualifications that at least one or more directors must possess or satisfy, including:

●	experience and knowledge of the industry sector in which the Company operates its business;
●	a majority of the directors being “independent” directors in accordance with the corporate governance listing standards of the NYSE;
●	at least three directors meeting the additional independence requirements for members of the Audit Committee of the Board in accordance with the applicable rules of the NYSE;
●	at least three directors who are eligible to serve on the Audit Committee of the Board being “financially literate” or capable of becoming “financially literate” within a reasonable period of time;
●	at least one director who is eligible to serve on the Audit Committee of the Board being an “audit committee financial expert” in accordance with applicable rules of the SEC;
●	at least three directors meeting the additional independence requirements for members of the Compensation Committee of the Board in accordance with the applicable rules of the NYSE; and
●	other standards the Board may adopt from time to time.

In considering candidates for director nominee, the Corporate Governance Committee generally assembles information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. The Corporate Governance Committee reviews annually with the Board the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.

With respect to current directors, the Corporate Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Corporate Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Corporate Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Corporate Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors.

The Corporate Governance Committee will consider candidates recommended for nomination to the Board by stockholders of the Company. Stockholders may make such a recommendation by submitting a completed Director Nomination Form, which is posted in the corporate governance section of the Company’s website, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Company first (i) mailed its notice of annual meeting, proxy statement and proxy or (ii) sent its notice of annual meeting and notice of internet availability of its proxy materials, whichever is earlier, for the immediately preceding year’s annual meeting. Completed Director Nomination Forms shall be sent to: Corporate Governance Committee, Franklin Resources, Inc., c/o Maria Gray, Secretary, One Franklin Parkway, San Mateo, CA 94403-1906. This year our Proxy Statement is dated January 3, 2018; for a recommendation to be properly made for the 2019 annual meeting, we must receive the notice of recommendation between August 6, 2018 and September 5, 2018.

The manner in which the Corporate Governance Committee evaluates candidates recommended by stockholders is generally the same as any other candidate. However, the Corporate Governance Committee will also seek and consider information concerning any relationship between a stockholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the stockholders. The Corporate Governance Committee will not evaluate a candidate recommended by a stockholder unless the Director Nomination Form provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the Company and to provide all of the information necessary to conduct an evaluation.

16 | Franklin Resources, Inc.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Leadership Structure

Mr. Gregory E. Johnson, our Chief Executive Officer (“CEO”), has served as Chairman of the Board since June 2013. The Board believes the current structure is appropriate because having a single leader for both the Company and the Board provides clear leadership for the strategic vision, management and operations of our Company. The Board believes that this leadership structure strengthens the Board’s ability to focus on key risk, business and strategic issues and helps the Company operate in the long-term interests of stockholders. Mr. Peter K. Barker, an independent director, has been selected by the independent directors as Lead Director. The duties of the Lead Director are set forth in the Lead Director Charter available on the Company’s website at http://www.franklinresources.com/corp/pages/generic_content/corporate_governance/lead_director_charter.jsf and include:

●	presiding at the executive sessions of the independent directors and of the non-employee directors of the Board;
●	presiding at meetings of the Board in the absence of the Chairman and Vice Chairman of the Board or upon the request of the Chairman;
●	calling meetings of the independent directors and non-employee directors of the Board, as appropriate;
●	serving as a liaison to facilitate communications between other members of the Board and the Chairman, the Vice Chairman, the CEO and the President, without inhibiting direct communications between and among such persons;
●	advising and consulting with the Chairman and CEO on, and approving, Board and committee meeting schedules, including the need for special meetings as appropriate, and Board and committee meeting agenda items, to help ensure that appropriate items are brought forward for Board and committee consideration and appropriate time is apportioned for discussion;
●	advising and consulting with the Chairman and CEO on the general scope and type of information to be provided in advance and/or to be presented at Board meetings;
●	in coordination with the Chairman and CEO, serving as a liaison to stockholders who request direct communications and consultation with the Board or otherwise delegating such task to an appropriate member of the Board based on the circumstances;
●	consulting with outside counsel and other advisors as he or she deems appropriate in fulfilling the Lead Director role;
●	collaborating with the Compensation Committee on the annual performance evaluation of the CEO; and
●	collaborating with the Corporate Governance Committee on matters related to Board effectiveness and independence including the performance and structure of the Board and its committees, and the performance of individual directors.

While the Board does not have a fixed policy regarding the separation of the offices of the Chairman and Chief Executive Officer, the Corporate Governance Committee reviews the Board’s leadership structure annually with the Board.

Board and Committee Evaluation Process

The Board believes that conducting an annual evaluation process is a critical component of good corporate governance and improves the performance of the Board as a whole, its Committees and individual directors. The independent Chair of the Corporate Governance Committee leads the annual performance evaluation of the Board, each Committee, and the individual directors. The independent Chairs of each of the Committees lead the reviews of their respective Committees and the Chairs of the Audit and Compensation Committees report their findings to the Corporate Governance Committee Chair. Guidelines for director self-evaluation, Committee evaluation and evaluation of the Board are given to each independent director to provide structure in soliciting their feedback. Candid, one-on-one discussions are held between each independent director and each of their respective Committee Chairs and the Chair of the Corporate Governance Committee, using the Guidelines provided in advance as the basis for discussion. The results of the evaluation are discussed in a closed session of the independent directors led by the Lead Director and the independent Committee Chairs. A summary of the evaluation results and recommendations for improvement is then reported to the full Board and Company policies and practices are updated as appropriate.

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INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Risk Management and the Board’s Role in Risk Oversight

Our Company recognizes the importance of effective risk management to the success of our business and our stockholders and has long-standing and highly developed structures in place to manage risk. The Board of Directors has principal responsibility for oversight of the Company’s risk management processes. The Board regularly receives information on risks facing the Company from, and provides oversight to, a variety of management groups, including the enterprise risk management, global compliance, internal audit, finance risk and control and compensation risk review groups. These groups provide reports either directly to the full Board, or to the Audit Committee or Compensation Committee. Each of these Board committees is comprised solely of independent directors and reports to the full Board at each Board meeting. Regional and separate key risk committees of our management, as well as business and operational risk functions, report to the enterprise-wide management groups which in turn report to the full Board or a committee of the Board. Our internal audit and global compliance groups conduct monitoring and testing of Company-wide policies and procedures and report quarterly to the Audit Committee and Board of Directors, respectively.

The full Board oversees the Company’s business continuity planning, reviewing and approving management’s plans with respect to, among other things, key management succession, disaster planning, crisis management, and prioritization of recovery efforts. The Board also reviews and approves the Company’s Corporate Liquidity Policy, which addresses how the Company would respond to possible liquidity crises created by temporary market disruptions and/or longer-term financial distress.

The Audit Committee receives risk management and internal audit reports at least quarterly and oversees enterprise risk assessment and risk management policies and procedures. The full Board receives reports of, and provides direction to, the enterprise-wide risk management committee and internal auditor at least annually. As described in more detail below, the Compensation Committee and a management compensation risk review committee evaluates the Company’s compensation policies and programs to ensure they do not encourage excessive risk-taking. The Audit Committee and the Compensation Committee report on risk, along with other committee matters, at meetings of the full Board.

At their meetings, the Board, Audit Committee and Compensation Committee review and discuss identified risks with the relevant members of senior management and members of the various groups with responsibility for risk identification and management. These regular communications provide the Board with a practical and in-depth understanding of the risks facing the Company and enable the Board to provide direction to management with respect to its approach to identifying, monitoring and addressing material risks.

Our Board’s role in risk oversight is well-supported by having an experienced Chairman and Chief Executive Officer who has extensive knowledge of and experience with the risks that the Company faces. In addition, the Audit, Compensation and Corporate Governance Committees of the Board are composed entirely of independent directors, as described above in “Committee Membership and Meetings”, which the Board believes also enhances risk oversight.

18 | Franklin Resources, Inc.

DIRECTOR FEES

Standard Compensation Arrangements

Standard Board Fees. For fiscal year 2017, directors who were not employees of the Company were paid a retainer fee of $21,250 per quarter and an annual equity grant valued at $135,000 (rounded up to the nearest whole share) on the date of the annual organizational meeting of the Board.

Special Board Meeting Fees. A special Board meeting fee of $5,000 is payable to each non-employee director for each Board meeting attended by such director in excess of the five regularly scheduled Board meetings per fiscal year. No special meetings were held in fiscal year 2017.

Standard Committee Fees. Independent directors who served on Board committees were paid $1,500 per committee meeting attended. In addition, the Chairs of the Compensation Committee and the Corporate Governance Committee received $2,500 and the Chair of the Audit Committee received $3,750 per quarter.

Lead Director Fee. The Lead Director received an annual retainer fee of $20,000, payable in quarterly payments of $5,000.

Other Board Compensation. The Company reimburses directors for certain expenses incurred in connection with attending Board and Board committee meetings as well as other Company-related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events.

Deferred Director Fees

The Company and its subsidiaries allow non-employee directors to defer payment of their directors’ fees and stock awards in a manner that is intended to comply with the provisions of Section 409A of the Code, and to treat the deferred amounts as hypothetical investments in common stock of the Company and/or in Company sponsored mutual funds, as selected by the director. Directors are then credited with the same earnings, gains or losses that they would have incurred if the deferred amounts had been invested in the specific investments, in the specific amounts and for the specific periods as directed by each particular director. Additionally, directors who defer their directors’ fees and stock awards are credited with notional dividends and other distributions at the same time, in the same form, and in equivalent amounts as dividends and other distributions that are payable from time to time with respect to investments selected by each particular director. On the payout dates elected by a director, the hypothetical investments are valued and the Company or its subsidiary, as applicable, must pay the director or his or her beneficiary a cash amount equal to the value of the hypothetical investments. Payouts may be made in a lump sum or in periodic installments.

The following table provides information on the total compensation earned by the Company’s directors in fiscal year 2017:

FISCAL YEAR 2017 DIRECTOR COMPENSATION

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)(1)	($)(2)(3)	($)
Peter K. Barker	—	259,000	259,000
Mariann Byerwalter	24,250	206,250	230,500
Charles E. Johnson	85,000	135,000	220,000
Gregory E. Johnson(4)	—	—	—
Rupert H. Johnson, Jr.(5)	—	—	—
Mark C. Pigott	—	236,500	236,500
Chutta Ratnathicam	244,000	—	244,000
Laura Stein	—	248,000	248,000
Seth H. Waugh	94,000	135,000	229,000
Geoffrey Y. Yang	—	236,500	236,500

2018 Proxy Statement | 19

DIRECTOR FEES

(1)	Fees include quarterly retainer fees, committee meeting attendance fees and fees for service as a committee chair. Fees are awarded in cash, the payment of which may be deferred pursuant to the 2006 Directors Deferred Compensation Plan (the “Director Deferred Plan”) described above under “Deferred Director Fees”. Pursuant to the Director Deferred Plan, directors may elect to defer payment of their directors’ fees and stock awards into hypothetical investments in common stock of the Company and/or in Company sponsored mutual funds. If a director receives fees in cash or elects to defer fees (including the annual stock grant) into hypothetical units of Company sponsored mutual funds, such amounts are included in this column. Any such director fees deferred into hypothetical shares of the Company’s common stock are included in the “Stock Awards” column. See notes 2 and 3 below.
(2)	Stock Awards amounts represent the aggregate grant date fair value, determined in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC 718”), associated with (i) an annual stock grant made on February 15, 2017, provided such stock grant is not deferred into hypothetical units of Company sponsored mutual funds (see note 1 above), and (ii) director fees earned in fiscal year 2017 but whose payment is deferred into hypothetical shares of the Company’s common stock and eventually payable in cash. See “Deferred Director Fees” above. The valuation assumptions (i) for the annual stock grant are the closing price for the common stock on the NYSE on the grant date (February 15, 2017) and (ii) for the deferred hypothetical Company common stock are changes in the closing price of the common stock on the NYSE during fiscal year 2017, and the reinvestment of dividends declared by the Company. Because of the required accounting treatment under ASC 718, the Stock Award amounts for fees earned in fiscal year 2017 and deferred into hypothetical shares of common stock may vary (up or down) to reflect market prices of the common stock.
(3)	The following represents the grant date fair value determined in accordance with ASC 718 for all Stock Awards granted in fiscal year 2017:

		Deferred
	Actual Common	Hypothetical
Name	Stock ($)	Shares ($)
Peter K. Barker	135,000	124,000
Mariann Byerwalter	—	206,250
Charles E. Johnson	135,000	—
Mark C. Pigott	—	236,500
Chutta Ratnathicam	—	—
Laura Stein	—	248,000
Seth H. Waugh	—	135,000
Geoffrey Y. Yang	135,000	101,500

(4)	Mr. G. Johnson is the Chairman of the Board and Chief Executive Officer of the Company and does not receive compensation for his service as a director. See the “Summary Compensation Table for Fiscal Year 2017” below.
(5)	During fiscal year 2017, Mr. R. H. Johnson, Jr. was an executive as well as a director of Franklin Resources, Inc. and did not receive compensation for his service as a director. See “Certain Relationships and Related Transactions” below for information regarding his fiscal year 2017 compensation.

20 | Franklin Resources, Inc.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information regarding the beneficial ownership of our common stock as of December 18, 2017 by the stockholders that our management knows to beneficially own more than five percent of our outstanding common stock as of such date. The percentage of ownership is calculated based on 552,911,683 outstanding shares of common stock on December 18, 2017.

Except as otherwise noted, each beneficial owner in the table had sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percent of Class
Charles B. Johnson(3)	106,880,927	19.3%
Rupert H. Johnson, Jr.(4)	105,911,478	19.2%

(1)	The addresses of Messrs. C. B. Johnson and R. H. Johnson, Jr. are: c/o Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906.
(2)	The number of shares of Company common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission.
(3)	Includes 96,331,897 shares held in a trust for which Mr. C.B. Johnson is trustee with voting and investment power, of which 6,000,000 shares are pledged as collateral in connection with a line of credit. Also includes approximately 19,510 shares held in the 401(k) Plan, 4,059,651 shares held in an individual retirement account (an “IRA”), 1,350,000 shares held by his spouse, and 817,800 shares held by a trust for which his spouse is the lifetime beneficiary. Also includes an aggregate of 4,302,069 shares held by three private charitable foundations for which he is a trustee with shared voting and investment power (disclaims beneficial ownership of such shares).
(4)	Includes 103,976,045 shares held in a trust for which Mr. R. H. Johnson, Jr. is trustee with voting and investment power. Also includes approximately 21,949 shares held in the 401(k) Plan, 756,735 shares held in an IRA, and 10,116 shares held by his spouse (disclaims beneficial ownership of such shares). Also includes 1,146,633 shares held by a private charitable foundation for which he is a trustee (disclaims beneficial ownership of such shares).

2018 Proxy Statement | 21

STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information regarding the beneficial ownership of our common stock as of December 18, 2017 by:

●	each director;
●	each executive officer named in the “Summary Compensation Table for Fiscal Year 2017” below; and
●	all directors and executive officers of the Company as a group (including named executive officers).

The percentage of ownership is calculated based on 552,911,683 outstanding shares of common stock on December 18, 2017. Except as otherwise noted, each beneficial owner in the table had sole voting and investment power with respect to such shares.

		Total	Percent of
	Shares	Company	Shares
	Beneficially	Stock-Based	Beneficially
Name of Beneficial Owner	Owned(1)	Holdings(2)	Owned(3)
Directors:
Peter K. Barker	21,107	34,349	*
Mariann Byerwalter	—	11,753	*
Charles E. Johnson(4)	6,383,451	—	1.2%
Gregory E. Johnson(5)	5,165,457	—	*
Rupert H. Johnson, Jr.(6)	105,911,478	—	19.2%
Mark C. Pigott	2,927	36,288	*
Chutta Ratnathicam	14,856	30,750	*
Laura Stein	9,141	29,230	*
Seth H. Waugh	2,414	11,064	*
Geoffrey Y. Yang	18,614	35,317	*
Named Executive Officers:
Kenneth A. Lewis(7)	151,293	—	*
Jennifer M. Johnson(8)	4,548,594	—	*
Craig S. Tyle(9)	133,590	—	*
Alok Sethi(10)	38,083	—	*
Vijay C. Advani(11)	348,553	—	*
All directors and executive officers
as a group (16 persons)(12)	122,823,491	—	22.2%

*	Represents less than 1% of the outstanding common stock.
(1)	The number of shares of Company common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or vesting of restricted stock units where applicable. This number of shares beneficially owned therefore includes all unvested restricted stock awarded and shares held by such persons in the 401(k) Plan. Each share of unvested restricted stock confers voting but not dispositive power. The Company has no outstanding stock options, and such persons do not hold any restricted stock units that may be acquired within 60 days.
(2)	For non-employee directors, this column combines beneficial ownership of shares of our common stock with deferred director fees held by certain non-employee directors in an account economically equivalent to our common stock (but payable in cash), as of December 18, 2017. See “Director Fees—Deferred Director Fees” for a description of deferred director fees. This column indicates the alignment of the named persons with the interests of the Company’s stockholders because the value of their total holdings will increase or decrease correspondingly with the price of the Company’s common stock. The amounts described in this footnote are not included in the calculation of the percentages contained in the Percent of Shares Beneficially Owned column of this table.

22 | Franklin Resources, Inc.

STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

(3)	The percent ownership for each stockholder on December 18, 2017 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) 552,911,683 shares (the total number of shares outstanding on December 18, 2017) plus any shares acquirable by that person currently or within 60 days after such date.
(4)	Includes an aggregate of 1,999,800 shares held pursuant to a limited partnership, and 60,510 shares held in his children’s trusts for which Mr. C. E. Johnson is a trustee with voting and investment power (disclaims beneficial ownership of such shares). Also includes an aggregate of 4,302,069 shares held by three private charitable foundations for which he is a trustee with shared voting and investment power (disclaims beneficial ownership of such shares).
(5)	Mr. G. Johnson is also a named executive officer of the Company. Includes approximately 5,038 shares held in the 401(k) Plan and 171,365 shares of unvested restricted stock. Also includes an aggregate of 2,961,000 shares held pursuant to two limited partnerships, 8,100 shares held in a business trust for Mr. G. Johnson, 73,116 shares held in his children’s trusts for which Mr. G. Johnson is a trustee with voting and investment power (disclaims beneficial ownership of such shares), and 18,685 shares held by his spouse (disclaims beneficial ownership of such shares).
(6)	See footnote (4) under “Stock Ownership of Certain Beneficial Owners” above.
(7)	Includes 35,988 shares of unvested restricted stock. Also includes 17,678 shares held in a trust for which Mr. Lewis and his spouse are co-trustees with shared voting and investment power.
(8)	Includes approximately 1,733 shares held in the 401(k) Plan and 81,489 shares of unvested restricted stock. Also includes an aggregate of 2,808,000 shares held pursuant to two limited partnerships, 15,000 shares held in a business trust for Ms. Johnson, and 173,144 shares held in her children’s trusts for which Ms. Johnson is a trustee with voting and investment power (disclaims beneficial ownership of such shares). Also includes 222,336 shares pledged as collateral in connection with a line of credit (such shares were not received as compensation).
(9)	Includes 23,113 shares of unvested restricted stock.
(10)	Includes approximately 4,583 shares held in the 401(k) Plan and 18,627 shares of unvested restricted stock and stock units.
(11)	Mr. Advani’s employment with the Company terminated on December 30, 2016, and the number of shares reported in this table as beneficially owned by Mr. Advani is based on information available to the Company as of such date. Includes approximately 1,110 shares held in the 401(k) Plan and 342,520 shares held in trusts for which Mr. Advani and his spouse are co-trustees with shared voting and investment power.
(12)	Includes an aggregate of approximately 34,871 shares held in the 401(k) Plan and 385,071 shares of unvested restricted stock.

2018 Proxy Statement | 23

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (CD&A) provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing compensation programs for the Company’s executive officers. In this CD&A, we address the compensation determinations and the rationale for those determinations relating to the Company’s chief executive officer, chief financial officer, and our other most highly compensated executive officers, whom we refer to collectively as the “named executive officers” or “NEOs”. For the fiscal year ended September 30, 2017, our NEOs were:

Name	Position
Gregory E. Johnson	Chairman of the Board and Chief Executive Officer
Kenneth A. Lewis	Executive Vice President and Chief Financial Officer
Jennifer M. Johnson	President and Chief Operating Officer
Craig S. Tyle	Executive Vice President and General Counsel
Alok Sethi	Officer of Various Operations and Technology Subsidiaries
Vijay C. Advani*	Former Co-President
*	Mr. Advani’s employment with the Company terminated on December 30, 2016.

The Compensation Committee believes that executive compensation should be aligned with and support our performance and business objectives. The Compensation Committee aims to focus the NEOs on our long-term performance by using awards that generally vest over three years as the Compensation Committee believes they are the most effective tools for aligning the executives’ interests with long-term stockholder interests. The portion of our NEOs’ annual compensation linked to short-term performance is intended to motivate and reward executives to achieve certain objectives and to allow us to attract and retain talented executives.

FISCAL YEAR 2017 BUSINESS HIGHLIGHTS
The 2017 fiscal year brought positive developments for the Company as it saw increases in assets under management, earnings per share, stock price, and an improvement in investment performance. At the same time, operating income and net flows were down and 3-year total shareholder return ranking was in the lowest quartile of our peer group. The Compensation Committee evaluated the mixed fiscal year 2017 performance consistent with its philosophy that executive compensation should reflect the Company’s performance. In light of this, compensation received by our CEO, as set forth in the “Summary Compensation Table for Fiscal Year 2017”, for the 2017 fiscal year was 18% lower than fiscal year 2016. The CEO and other NEOs also experienced forfeitures of certain previously granted performance awards, as further described under the heading “Long-term Incentive and Retention Compensation” below.

The chart below compares the results of our key performance measures for the current fiscal year against last fiscal year:

		Percentage
Key Performance Measures (as of and for fiscal years ended September 30)		Change
(dollars in billions)	2017	2017 vs. 2016	2016
Assets Under Management	753.2	3%	733.3
Operating Profit Margin	35.4%	—	35.7%
3 Year Shareholder Return	(4.69%)	—	(9.60%)
Earnings Per Share	$3.01	2%	$2.94
Operating Income	$2,264.3	(4%)	$2,365.7

24 | Franklin Resources, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY OF OUR COMPENSATION PRACTICES
Our pay practices demonstrate our commitment to responsible compensation and governance practices.

What We Do	What We Don’t Do
✓Base 93% of CEO pay and 85% of other NEO pay on performance, subject to forfeiture
✓Grant long-term awards based on meaningful performance measures
✓Maintain a clawback policy
✓Require significant stock ownership
✓Provide limited perquisites
✓Retain an independent consultant to the Compensation Committee
✓Mitigate excessive risk by regularly reviewing incentive compensation plans and compensation practices
✓Engage with stockholders to discuss compensation practices

✕No minimum payout level is guaranteed for bonuses or performance awards
✕No employment, severance or change in control agreements for NEOs
✕No excise tax gross-ups
✕No repricing of underwater stock options
✕No hedging
✕No special retirement arrangements for executives

STOCKHOLDER ENGAGEMENT
During fiscal year 2017, we continued our formal stockholder engagement program. We value our stockholders’ interest and feedback, and we are committed to maintaining an active dialogue to ensure that we understand the priorities and concerns of our stockholders with respect to best practices for governance matters and executive compensation. Our independent Lead Director, Peter Barker, invited unaffiliated stockholders holding approximately 42% of the Company’s unaffiliated shares to meet. In October and November of 2017, Mr. Barker conducted telephonic meetings with stockholders representing approximately 32% of the Company’s unaffiliated shares to discuss our executive compensation program. These stockholders expressed support for our executive compensation program, concurred with the Compensation Committee’s use of discretion (consistent with financial and operating performance) in determining bonus amounts due to the nature of our business, and did not suggest making any significant changes in our methodology.

EVALUATION OF “SAY ON PAY”
At our 2017 Annual Meeting, our stockholders had the opportunity to cast a non-binding advisory vote on the compensation of our NEOs (a “say-on-pay proposal”). More than 97% of the votes cast were in favor of the Company’s say-on-pay proposal. The Compensation Committee believes this reflects general shareholder support for our executive compensation program and philosophy and intends to continue its practice of linking executive compensation with Company performance.

At our 2017 Annual Meeting, an advisory vote was taken on the frequency with which we ask our stockholders to provide an advisory vote on our executive compensation program. We proposed that the vote would be held every three years. A majority of the votes cast were in favor of a three-year period for say-on-pay votes. Our next say-on-pay proposal will be at our 2020 Annual Meeting.

ADDITIONAL EXECUTIVE OFFICER FOR FISCAL YEAR 2018
Jed A. Plafker, who has been with the Company since 1994 and for the past eleven years was responsible for overseeing international distribution, was named Executive Vice President of Global Advisory Services, effective December 1, 2017. In his new role, Mr. Plafker will oversee the Company’s global distribution efforts, including retail and institutional sales, marketing and product strategy. On December 12, 2017, the Board appointed Mr. Plafker as an executive officer for SEC purposes.

Executive Compensation Overview

OBJECTIVES OF THE COMPENSATION PROGRAM
Each element of compensation paid to our NEOs is designed to support one or more of the Company-wide or business unit performance objectives described below.

Company-Wide Objectives
In order to link executive compensation to our performance, the Compensation Committee considers a number of financial and non-financial objectives it believes further the growth and welfare of the Company.

2018 Proxy Statement | 25

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has placed an emphasis on the following metrics:

●	investment management performance
●	operating profit margin
●	pre-bonus operating income
●	operating income growth
●	total return to stockholders
●	earnings per share

Business Unit Objectives
The Company-wide performance measures are driven by and reflect the combined performance of our numerous individual business units. However, the Compensation Committee recognizes that such Company-wide measures may not fully reflect the individual performance and contributions made by our separate business units and their respective leaders. The Compensation Committee therefore believes that individual objectives should also be set for the executives that are linked to the growth and development of their respective business units. Such goals are specifically tailored to each business unit and include, but are not limited to, a mix of investment performance, sales, financial, customer service, technology and human resources objectives. The Compensation Committee seeks to reward executives who achieve such objectives as they are designed to improve business unit performance and contribute to the performance of the Company as a whole.

COMPENSATION PHILOSOPHY
The Compensation Committee believes that executive compensation should be linked with our performance and significantly aligned with the interests of our stockholders. In addition, executive compensation is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success.

The compensation of the NEOs should be understood within the context of our business. We are an investment management organization focused on long-term performance. One of the Compensation Committee’s main goals is to focus the executives on our long-term performance. The Compensation Committee believes that long-term awards are effective tools for aligning the executives’ interests with long-term stockholder interests in order to increase overall stockholder value. In addition, the NEOs implement long-term initiatives for the Company that, by definition, take more than one fiscal year to accomplish. Stability and continuity among the NEOs aids in our implementation of such long-term initiatives. Average Company tenure for our NEOs as of September 30, 2017 was 22.9 years. To focus our NEOs on long-term performance and foster retention, we grant our NEOs equity awards that are subject to performance-based vesting and, as described in the following paragraph, a portion of any AIP/KEIP awards earned by our NEOs is paid in the form of restricted stock that is subject to a three-year service-based vesting schedule. In setting the performance vesting targets for long-term awards for our NEOs, the Compensation Committee uses performance criteria that they believe are challenging but also achievable. In recent years, equity awards to our NEOs have been granted in the form of restricted stock and restricted stock units rather than options, in part, because the Compensation Committee believes that in the current market restricted stock is a better motivational tool than options. However, the Compensation Committee may, in its discretion, award stock options to executives in the future. Long-term performance awards vest over a three-year period based on the achievement of predetermined Company financial performance goals. In the event a performance measure is not achieved at or above a specified threshold level, the portion of an award tied to such performance measure is forfeited. In addition, in order to further align the NEOs’ interests with our stockholders, each NEO is expected to comply with our stock ownership guidelines.

The portion of the NEOs’ annual compensation linked to our short-term success is designed to motivate and reward executives to achieve certain short-term objectives and to attract and retain talented executives. In determining the amount of annual awards, the Compensation Committee does not use a rigid formula based on a single metric or a combination of metrics as the Compensation Committee believes that this would be inadequate to evaluate overall performance. The Compensation Committee uses the profitability of the firm as the starting point to establish the maximum award pool under our Annual Incentive Compensation Plan (“AIP”) for all plan recipients. Awards to the NEOs other than Mr. Sethi are made pursuant to our 2014 Key Executive Incentive Compensation Plan (“KEIP”), which is a sub-plan of the AIP, and previously granted awards under the KEIP were intended to qualify as “performance-based” compensation under Section 162(m) of the Code. See “Tax Considerations” below for a brief discussion of the “performance-based” compensation exception under Section 162(m) of the Code and its repeal. Mr. Sethi is eligible for an annual incentive award under the AIP. The Compensation Committee then establishes the maximum portion of the KEIP pool that may be awarded to each eligible NEO. In determining the actual amount awarded to each such NEO, the Compensation Committee uses discretion to adjust the award downward and may use any one or more of the Company-wide objectives and weightings for each NEO as described under “Company-wide Objectives for KEIP/AIP Awards” below. Amounts earned under both the KEIP and AIP are awarded in cash and restricted stock subject to time-based vesting. The actual objectives for each NEO used for compensation determinations for fiscal year 2017 are set forth under “Individual Performance Measures” below.

26 | Franklin Resources, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Company-wide Objectives for KEIP/AIP Awards
Investment Performance:	1-, 3-, 5- and 10-year investment management performance; assets under management; and investment management revenue
Financial Results:	Annual revenue; earnings per share growth; earnings per share; net income; operating income; operating revenues; operating profit margin; pre-bonus operating income; and total return to stockholders
Strategic Initiatives:	Optimize global growth prospects; continue building enduring relationships with clients and business partners; strengthen employee engagement and leadership development; maintain expense management

The Compensation Committee believes that the use of a strict formula-based program for annual awards could have inadvertent consequences such as encouraging the NEOs to focus on the achievement of one specific metric to the detriment of other metrics. In addition, tying compensation to a strict formula would not allow for adjustments based on issues beyond the control of the NEOs. The Compensation Committee recognizes that each NEO other than the CEO (each, a “Senior Executive”) may be most able to directly influence the business unit for which he or she is responsible and therefore believes it is appropriate to use negative discretion to adjust annual awards for each such Senior Executive to take into account the achievement of objectives that are directly tied to the growth and development of their respective business unit. Furthermore, with respect to our overall executive compensation program, the use of discretion provides the Compensation Committee with the flexibility to compensate our NEOs for truly exceptional performance without paying more than is necessary to incent and retain them while structuring awards to be potentially deductible as performance-based compensation under Section 162(m) of the Code, when appropriate. However, as discussed below under “Tax Considerations,” while the tax law included an exception to the $1 million limit on deductibility for “performance-based” compensation under Section 162(m) of the Code when the Compensation Committee made its fiscal year 2017 compensation decisions, this exception was repealed.

Execution of Our Philosophy

ROLE OF THE COMPENSATION COMMITTEE AND THE DECISION MAKING PROCESS
Compensation decisions for our NEOs are made by the Compensation Committee with input from its independent compensation consultant, other senior members of management, and our CEO.

As our highest ranking officer, the CEO is responsible for overseeing all of our operations and results, implementing our strategic objectives and providing direction and leadership to the Company. The Compensation Committee therefore believes that the CEO’s compensation should normally be higher than the compensation paid to the Senior Executives and that a large percentage of such compensation should be at risk and linked to the achievement of objectives based upon our performance with regard to certain significant financial metrics.

While the Compensation Committee believes that our financial performance should be the main driver of CEO pay, it also believes the CEO’s individual performance with regard to relevant non-financial objectives and achievements during the year should be taken into account. Historically, such non-financial objectives for the CEO have included customer service, technology and human resource objectives, as well as goals regarding our compliance with laws and regulations and the maintenance of excellence in its corporate governance practices, among other things.

In setting the CEO’s compensation, every year the Compensation Committee reviews (i) our performance (both financial and non-financial), (ii) compensation reports (which we refer to as “tally sheets”) regarding the amounts paid to the CEO in prior years as salary, bonus and other compensation (including a sensitivity analysis regarding the CEO’s vested and unvested equity awards), (iii) relevant compensation benchmarks and practices at peer companies, and (iv) relevant non-financial information, such as data regarding achievements in the areas noted above. Based upon these reviews, the Compensation Committee determines the CEO’s incentive compensation for the current fiscal year.

With respect to our Senior Executives, we conduct an annual review process in which goals are developed for each business unit by the CEO, the Senior Executive who leads the business unit and our corporate planning group. Each unit’s goals are specifically tailored because their different business functions are not always easily comparable. The goals for each Senior Executive for fiscal year 2017 are set forth under “Individual Performance Measures” below.

2018 Proxy Statement | 27

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee then reviews and discusses the evaluations, competitive compensation information, tally sheets and the compensation recommendations for each such Senior Executive that is provided to them by the CEO and our Human Resources Group as described in “Role of Management” below. Based upon this review, the Compensation Committee assesses the reasonableness of the compensation recommendations and sets each Senior Executive’s incentive compensation.

The following illustrates the Compensation Committee’s pay determination process throughout a fiscal year.

First Quarter

●Discuss established company-wide priorities and key performance targets
●Go over individual annual bonus award objectives linked to the growth and development of respective business units
●Analyze industry trends in compensation

Second Quarter

●Review individual annual bonus award scorecards with the Compensation Committee, including strategic and line of business initiatives as well as key performance targets
●Review quarterly financial performance, focusing on year-over-year results with regard to Company-wide performance measures
●Assess progress toward corporate priorities and analyze potential impact to executive compensation

Fourth Quarter

●Review of fiscal year performance, including achievement of company-wide priorities and key performance targets
●Evaluate fiscal year-to-date performance versus peers
●Compensation Committee determination of the percentage of pre-bonus operating income that will go into the award pool,with recommendation developed by HR and reviewed and endorsed by the CEO prior to Compensation Committee review
●Review of executive officer performance, with input from independent compensation consultant and CEO (for other NEOs)
●Finalize award amounts

Third Quarter

●Complete review of prior year peer compensation and financial results provided by McLagan
●Senior members of the Human Resources Group meet with the CEO to discuss competitive compensation, retention, funding requirements and other significant compensation issues
●Review quarterly financial performance, focusing on year-over-year results with regard to Company-wide performance measures
●Consider stockholder feedback
●Assess progress toward corporate priorities and analyze potential impact to executive compensation

ROLE OF MANAGEMENT
The Compensation Committee works with members of management, including our CEO, to seek input regarding our executive compensation program. Twice a year the CEO, aided by our corporate planning group, evaluates each Senior Executive and his or her respective business unit’s progress in achieving its goals. In addition, the CEO works with senior members of our Human Resources Group to recommend the appropriate award amount for each Senior Executive based upon such performance. As part of this process, the Human Resources Group conducts and reviews an analysis of competitive compensation by peer companies (listed below under “Peer Group Companies”), compares previous year-over-year performance and compensation paid to the executive, considers internal pay equity issues and reviews third party executive compensation surveys related generally to the financial services industry and specifically to the asset management industry. In addition, the Human Resources Group prepares tally sheets which include cash, equity and other compensation paid to each Senior Executive in prior periods as well as an analysis of the total projected wealth accumulation for such executive over the next five years. Upon completion of this review process, management presents the performance evaluations to the Compensation Committee and the CEO makes a recommendation regarding the appropriate level of incentive compensation in relation to the objectives achieved.

The Company’s management has engaged McLagan Partners (“McLagan”), a financial services industry compensation consultancy to provide information on peer company compensation and pay trends. McLagan’s proprietary surveys and market data are used to analyze the competitiveness of the Company’s executive compensation program and to understand compensation forecasts and trends in the industry. The annual market data assessment of peer executive officers is created with McLagan’s guidance and provided to the Compensation Committee.

In addition, the Compensation Committee considers the recommendation of our Human Resources Group as to the appropriate size of the award pool. In preparing its recommendation, senior members of our Human Resources Group meet periodically with our CEO to discuss competitive compensation, retention, funding requirements and other

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significant compensation issues. In addition, the CEO meets with the Chief Financial Officer (the “CFO”) to review the quarterly financial performance of the Company over the most recent quarters and the last two years, and in particular focuses on the Company’s year-over-year results with regard to the Company-wide performance measures set forth under the heading “Company-wide Objectives for KEIP/AIP Awards” above. The recommendation is reviewed and endorsed by the CEO prior to its presentation to the Compensation Committee.

PEER GROUP COMPANIES
The Company’s Human Resources Group, in conjunction with McLagan, compares the NEOs’ compensation to the compensation of executive officers performing similar functions among a peer group of other investment management companies. This comparison takes into account our performance relative to the other companies, the executives’ comparative roles, responsibilities for the performance of such companies, and the market size and composition data for such peer companies. The Human Resources Group also reviews compensation data from a survey of management and administration positions in investment management organizations published by McLagan. McLagan is engaged by the Company to provide additional peer compensation information because of the complexity of identifying a reasonable and appropriate competitor group, particularly given the differences in size and business mix between us and certain of our publicly traded peer group companies. The peer group companies reviewed this year were the same as the last seven years and included:

●	Affiliated Managers Group Inc.
●	AllianceBernstein L.P.
●	BlackRock, Inc.
●	BNY Mellon Asset Management
●	Eaton Vance Corp.
●	Federated Investors Inc.
●	Invesco Ltd.
●	Janus Capital Group (as in existence prior to its merger with Henderson Group plc in 2017)
●	JP Morgan Asset Management
●	Legg Mason Inc.
●	MFS Investment Management
●	Oppenheimer Funds, Inc.
●	PIMCO Advisers, L.P.
●	T. Rowe Price Group

The Compensation Committee reviews such public and privately held companies’ compensation for comparison purposes but this review is only one of many factors that are considered by the Compensation Committee in setting compensation. Our fiscal year ends on September 30th, and that of all but one of the peer group companies ends on December 31st; accordingly, any meaningful compensation comparison must rely on available data covering time periods which do not correspond exactly and during which more beneficial or more adverse economic conditions affecting compensation may have prevailed. The Compensation Committee used 2016 peer market data received from McLagan to compare NEO total compensation (comprised of base pay, bonuses and equity compensation) against similar positions at the peer group companies. The Compensation Committee’s decision on the level of compensation awarded reflected our performance for fiscal year 2017 versus our peer group companies, as well as consideration of our strong operating margin and expense containment among other items. Although relative ranking information is considered by the Compensation Committee in evaluating compensation for our NEOs, the Compensation Committee does not target a specific percentile ranking for any component of, or the aggregate total of, NEO compensation.

ROLE OF COMPENSATION CONSULTANT
The Compensation Committee has the sole authority to retain and terminate any compensation consulting firm directly assisting it in the evaluation of director or executive compensation. The Compensation Committee also has the sole authority to approve fees and other retention terms for its consultant.

The Compensation Committee has directly retained Exequity LLP (“Exequity”) as its compensation consultant to provide objective analyses of, and counsel on, our executive compensation program and practices. Exequity’s role is set by the Compensation Committee and, in general, is used to review and comment objectively on management proposals and presentations to the Compensation Committee throughout the year covering all elements of compensation paid to the NEOs. Exequity also provides counsel on general market trends and technical developments, and input on the size and structure of pay for the non-employee directors of the Board. Under the terms of this engagement, Exequity is required to obtain the prior written approval of the Compensation Committee before Exequity or its affiliates performs any non-executive compensation related services to the Company or its subsidiaries. Exequity is required to report to the Compensation Committee any such services and fees annually and upon the reasonable request of the Compensation Committee. There were no such services during fiscal year 2017.

The Compensation Committee recognizes that it is essential to receive objective advice from compensation consultants. The Compensation Committee selects its compensation consultant only after taking into consideration all factors relevant to the consultant’s independence including the following:

●	Provision of other services to the Company by the consultant’s firm;
●	Aggregate fees paid by the Company and fees as a percentage of the total revenue of the consultant’s firm;

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COMPENSATION DISCUSSION AND ANALYSIS

●	Policies and procedures of the consultant’s firm designed to prevent conflicts of interest;
●	Any business or personal relationships between the consultant, the consultant’s firm and any Compensation Committee member or executive officer of the Company; and
●	Whether the consultant holds shares of the Company’s stock.

During fiscal year 2017, the Company paid Exequity $11,300 in consulting fees directly related to services performed for the Compensation Committee.

Components of Compensation Program and Fiscal 2017 Compensation

The compensation program for the NEOs consists primarily of a base salary and incentive compensation comprised of a combination of cash and equity, based upon the achievement of business unit and Company-wide objectives as described below.

Each element of compensation is designed to reward the achievement of different objectives as summarized below:

COMPENSATION ELEMENT	DESIGNED TO REWARD	RELATIONSHIP TO THE OBJECTIVES
BASE SALARY	●Experience, knowledge of the industry, duties and scope of responsibility	●Provides a minimum, fixed level of cash compensation to attract and retain talented executives to the Company who can continue to improve the Company’s overall performance
SHORT-TERM INCENTIVE COMPENSATION (AIP/KEIP CASH AWARDS)	●Success in achieving annual objectives	●Motivates executives to achieve specific Company-wide and business unit objectives ●Provides competitive compensation to attract and retain talented executives
LONG-TERM INCENTIVE and RETENTION COMPENSATION (LONG TERM PERFORMANCE EQUITY AWARDS and AIP/KEIP EQUITY AWARDS)	●Continued excellence and attainment of objectives over time ●Success in long-term growth and development
●Motivates executives to achieve long-term business unit and Company-wide objectives
●Aligns the executives’ interests with long-term stockholder interests in order to increase overall stockholder value
●Provides competitive compensation to attract and retain talented executives
●Retains the services of key executives with the Company

2017 CEO AND OTHER NAMED EXECUTIVE OFFICER PAY MIX
The following charts show the various components of the compensation of our CEO and Senior Executives. They illustrate the Compensation Committee’s emphasis on equity-based and performance-based components of our executive compensation program.

COMPENSATION MIX
CEO and Average Senior Executive Pay

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary
The Compensation Committee believes that base salaries for the NEOs should be limited to a reasonable base compensation for the day-to-day performance of their job responsibilities, and that the majority of their pay should be in variable compensation tied to performance. Base salaries are evaluated by the Compensation Committee annually for all NEOs and in general remain static unless the individual is promoted or the Compensation Committee determines that an adjustment is necessary due to compensation or economic trends in the industry.

None of the NEOs, except for Alok Sethi, received a base salary increase during fiscal year 2017. Alok Sethi was given significant additional responsibilities during fiscal year 2017, including responsibility for the Global Transfer Agent and Franklin Templeton Technologies. His annual base salary was increased to $400,000 in connection with his promotion and increased responsibilities.

Incentive Compensation
The Compensation Committee believes that NEOs should enhance our performance by linking a significant portion of their compensation to the achievement of business unit, Company-wide and individual objectives. NEO incentive compensation is awarded under our KEIP or our AIP, with the amount of such compensation determined based on performance for the most recently completed fiscal year and made in the form of cash and equity, with the equity portion granted under our 2002 Universal Stock Incentive Plan (“USIP”) and subject to a three-year service-based vesting schedule. Additional long-term incentive compensation is awarded to our NEOs in the form of equity also granted under our USIP and is subject to performance vesting conditions.

INDIVIDUAL PERFORMANCE MEASURES
The performance objectives established for our NEOs in determining fiscal year 2017 short-term incentive compensation are set forth below. Due to Mr. Advani’s resignation during early fiscal year 2017, he did not participate in the KEIP. Mr. Sethi was not eligible to participate in the KEIP for fiscal year 2017 but was eligible to participate in the AIP.

The objectives for the awards for our CEO, Greg Johnson, were weighted as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Gregory E. Johnson Chairman of the Board and Chief Executive Officer
Investment Performance (50%)
●Under Mr. G. Johnson’s leadership, our long-term investment performance remained solid, with 74% of assets under management ranked in the top two quartiles relative to our peer group for the 10-year investment management period; 59%, 41%, and 52% of assets under management ranked in the top two quartiles based on the one, three-, and five-year periods, respectively.*

Financial Results (30%)
Under Mr. G. Johnson’s leadership:
●The Company achieved an operating margin of 35.4% on operating income of approximately $2.3 billion, highlighting our fiscal discipline and focus on expense management.
●While new flows were ($38.6) billion, long-term gross sales increased by 10% year-over-year to $112.3 billion during fiscal year 2017, and year-end assets under management were $753.2 billion.

Strategic Initiatives (20%)
●Mr. G. Johnson successfully developed senior talent, guided the newly named President and Chief Operating Officer in her expanded role and worked closely with her to elevate key talent and foster diverse views. Key appointments and hires include a new head of our Equity Investment team, a chief investment officer of Franklin Templeton Multi-Asset Solutions (“Solutions”), a new head of our Alternatives Group, a new head of our U.S. Institutional Business, and strategic hires to lead business development in key markets.
●Under Mr. G. Johnson’s guidance, we made significant progress on our multi-year priorities and key strategic initiatives for fiscal year 2017:

●Further enhanced our investment risk framework, parameters, and monitoring for nearly all of our funds, which included moving the Portfolio Analytics & Investment Risk team to report directly to Mr. G. Johnson.
●Leveraged the Global Macro team’s research and insights across the Company to engage investment management groups in dialogue covering various economic topics, and continued to build on sector research collaboration.
●Continued momentum in repositioning our U.S. and international retail distribution businesses by enhancing our digital distribution strategy, increasing the effectiveness of the sales process through data analytics and furthering talent development.
●Expanded our strategic beta and active exchange traded funds (ETFs) suite in the U.S. and internationally.
●Despite the delay of the Department of Labor’s Fiduciary Conflicts of Interest Rule (“Fiduciary Rule”), ensured compliance with the requirements of the rule as proposed. Steps include updating training and marketing material and developing new share classes, pricing, and strategies to address the potential impact of the Fiduciary Rule and the changing distribution landscape.

●Mr. G. Johnson continued as a member of the Board of Governors for the Investment Company Institute (“ICI”), the national association of U.S. investment companies, as well as actively participating with ICI Global.

*	Sources: Based on data from various sources, including Lipper, Morningstar, eVestment, and internal sources as of 9/30/2017.

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Jennifer M. Johnson
President and Chief Operating Officer, oversees the majority of investment management and all related investment management support services. She is also responsible for global retail and institutional distribution efforts, including product development. In addition, Ms. Johnson oversees client service, fund administration, global technology, and our high net-worth business. Ms. Johnson was promoted to President and Chief Operating Officer in fiscal year 2017.
●Ms. Johnson successfully transitioned to her new role as President and Chief Operating Officer in December 2016. She partnered with our CEO to directly lead initiatives that focus on growing our core business and further driving our long-term strategy.
●A key first step under Ms. Johnson’s leadership was the development and execution of a strategic reorganization of the business units that report to her. This reorganization included:

●Naming a new head of our Equity Investment teams to maintain focus and drive performance in such teams.
●Naming a new chief investment officer of Solutions, ensuring the further strengthening of the Solutions investing capabilities.
●Naming a new head of our Alternatives Group to address growing client interest in alternative investment vehicles.
●Aligning global trading with respective investment groups to allow our traders to be further integrated into the investment management teams.
●Consolidating our Technology and Operations groups under one global head charged with pursuing opportunities to enhance efficiencies and maintain high service levels for our clients.

●Ms. Johnson oversaw the expansion of our ETF platform by launching funds in our Franklin LibertyShare’s smart beta and active ETF range in the U.S., Canada and Europe.
●Ms. Johnson oversaw a comprehensive strategic review of the U.S. retail distribution business. She initiated efforts to optimize the client experience, further enhance our digital capabilities, and improve our technology and data infrastructure to more closely integrate Sales, Marketing and the Transfer Agent to capture critical information to better anticipate client needs.
●Internationally, Ms. Johnson supervised reviews of operations in key countries to assess and confirm current opportunities and validate our strategic approach. She initiated efforts to strengthen our presence in several large markets, while leveraging technology and our digital capabilities to grow our reach in other markets.
●Ms. Johnson led efforts to build out our competitive advantage in financial technology (FinTech) and investment management data science. Ms. Johnson worked closely with technology leaders to establish an Investment Management Data Science initiative and launch a FinTech committee to evaluate potential strategic investments in areas that are complementary or disruptive to the asset management industry. Several major FinTech investments were made in fiscal year 2017, including Bambu, an automated savings and investment services platform, Advizr, a digital financial planner and automated wealth management platform, and Agolo, an artificial intelligence-based document summarization platform.

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COMPENSATION DISCUSSION AND ANALYSIS

Kenneth A. Lewis
Executive Vice President and Chief Financial Officer, responsible for our corporate finance and accounting functions, acquisitions, strategic planning, performance measurement, corporate taxation, assets under management services, enterprise risk management, investor relations and general services.
●Our earnings per share for fiscal year 2017 improved to $3.01, a 2% increase over fiscal year 2016. We were able to achieve an operating margin of 35.4% on operating income of approximately $2.3 billion, highlighting our fiscal discipline and focus on expense management.
●Under Mr. Lewis’ leadership, we exercised strong financial discipline enabling us to reduce our operating expenses 3% year over year while continuing to fund our key strategic initiatives, such as the expansion of our ETF product line.
●Under Mr. Lewis guidance, we returned over 70% of net income to our shareholders by repurchasing approximately 19 million shares and paying cash dividends.
●Mr. Lewis efficiently executed our global real estate strategy, which included construction development in several key locations, optimization of available leasable space, and the negotiation of new leases, resulting in an increase in our annual rental income.

Craig S. Tyle Executive Vice President and General Counsel, responsible for Legal, Global Compliance, and Investment Compliance.
Under Mr. Tyle’s leadership, the teams:

●Provided support in connection with the launch of new products globally, including the expansion of our ETF platform in the U.S., Canada and Europe, to ensure the products met all regulatory and disclosure requirements.
●Addressed both the potential impact of the Department of Labor Fiduciary Rule and the changing distribution landscape in the U.S. by partnering with the various business leads to help develop new share classes, streamlining the U.S. fund transfer fee agent pricing structure, and developing and delivering web-based training to required staff.
●As part of our “Brexit” strategy, Mr. Tyle helped secure a new Luxembourg license to manage institutional accounts currently managed from our London office.
●Managed costs by developing and leveraging resources in various global locations.
●Supported several strategic investment opportunities in FinTech companies with the goal of leveraging these investments as part of our on-going business strategy.
●Provided support in connection with the launch of key new institutional accounts globally.
●Briefed management and the Board of Directors on the implications of proposed regulations and the implementation of new regulations globally.

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Alok Sethi
Officer of Various Operations and Technology Subsidiaries, oversees technology, the global transfer agency, investment management services, business excellence and global servicing centers in India and Poland. Mr. Sethi was promoted to Executive Vice President of Technology and Operations during fiscal year 2017.

Under Mr. Sethi’s leadership, the teams:

●Maintained service quality levels while supporting increasing complexity of products, such as ETFs and alternative investments, and ensuring compliance with regulatory requirements.
●Continued to enhance cyber security protection, response and recovery programs.
●Completed nine large scale strategic technology programs including enhancements to the Investment Performance and Risk Management process, as well as projects to address regulatory requirements and improve efficiencies.
●Implemented system and process initiatives including optimization of software licenses for the transfer agency mainframe platform resulting in meaningful cost reductions.
●Leveraged our global footprint to increase operational service coverage, efficiencies and cost savings.
●Managed operational risk through simulated event exercises, process reviews and proactive incident management. Successfully implemented business continuity plans for various global events, including with respect to our Florida and Nassau offices during Hurricane Irma, without impact to our clients’ experiences.

The size of the AIP award pool is set by the Compensation Committee as a percentage (not to exceed 20%) of our pre-bonus net operating income, exclusive of passive income and calculated before non-operating interest, taxes, extraordinary items, and any special items (such as special compensation payouts on account of a merger). The final amount of pre-bonus net operating income or “PBOI” that funds the award pool is approved by the Compensation Committee after consultation with certain members of management (as described under “Execution of Our Philosophy—Role of Management” above). For awards made under the KEIP, the amount of the AIP award pool available to fund awards for the fiscal year is equal to 1.25% of PBOI for such year. The maximum KEIP award that may be paid to any participant for any performance period is equal to 40% of the KEIP award pool. The KEIP awards are deducted from the AIP award pool.

At the beginning of fiscal year 2017, the Compensation Committee approved a maximum KEIP award amount for each NEO, other than Mr. Sethi, who became an NEO at the end of fiscal year 2017. The maximum award that each NEO is eligible to receive, however, is not an expectation of the actual bonus that will be paid to him or her, but a cap on the range ($0 to the maximum amount) that an individual may be paid while maintaining the tax deductibility of the bonus as “performance-based” compensation for purposes of Section 162(m) of the Code. See “Tax Considerations” below for a brief discussion of the “performance-based” compensation exception under Section 162(m) of the Code and its repeal. As described above in our “Compensation Philosophy,” the Compensation Committee has historically exercised negative discretion to pay significantly less than the maximum amount available to the NEOs under the KEIP award pool based on its evaluation of the achievement of business unit, Company-wide and individual performance measures for such NEOs, as described above in this CD&A.

Mr. Sethi participates in the AIP. The amount of the actual bonus paid to him is based on the Compensation Committee’s evaluation of the attainment of the Company-wide objectives and the individual performance measures achieved by Mr. Sethi, in each case, as described above in this CD&A.

Grants from the KEIP and AIP award pool consist of a combination of cash and restricted stock, with the cash portion being paid following the end of our fiscal year to reward an executive for achievement of shorter-term objectives achieved during the prior fiscal year. The equity portion is granted shortly following the end of the fiscal year to which the performance relates, with the number of shares of restricted stock determined by dividing the dollar value of the equity portion of the award by the closing price of our

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COMPENSATION DISCUSSION AND ANALYSIS

common stock on the date of grant. The restricted stock grants are subject to deferred vesting over time as described in more detail below. Awards are generally structured as follows:

AIP/KEIP AWARD POOL BREAKDOWN

In December 2016, the Compensation Committee approved the participation in the KEIP for fiscal year 2017 for the following NEOs, and allocated a maximum award amount under the KEIP to each as follows: 40% to Mr. G. Johnson, 21% to Ms. Johnson, 10% to Mr. Lewis and 8% to Mr. Tyle.

In November 2017, based on the Compensation Committee’s evaluation of the performance and achievements described under “—Individual Performance Objectives” above, the Compensation Committee approved awards under the KEIP in the following aggregate amounts: $6.2 million to Mr. G. Johnson; $4.0 million to Ms. Johnson; $1.7 million to Mr. Lewis; and $1.225 million to Mr. Tyle. Mr. Sethi did not participate in the KEIP for fiscal year 2017 but his AIP award, which was approved by the Compensation Committee, was $700,000. All KEIP and AIP awards were paid (cash) or granted (restricted stock) in fiscal year 2018.

	KEIP Bonus Award Values
	Maximum Payout Based on Total Pool		Actual Payout Amounts
Name	(as dollar amount)	(as a percentage of Total Pool)	FY2017 (as dollar amount)	FY2017 (as a percentage of Total Pool)	FY2016 (as dollar amount)	FY2016 (as a percentage of Total Pool)	YoY Dollar Amount Change (as a percentage)
Gregory E. Johnson	$12,997,500	40%	$6,200,000	19%	$6,300,000	19%	(2%)
Kenneth A. Lewis	$3,249,375	10%	$1,700,000	5%	$1,560,000	5%	9%
Jennifer M. Johnson*	$6,823,688	21%	$4,000,000	12%	$3,150,000	9%	27%
Craig S. Tyle	$2,599,500	8%	$1,225,000	4%	$1,080,000	3%	13%
*	Ms. Johnson was promoted to President and Chief Operating Officer in fiscal year 2017.

Long-term Incentive and Retention Compensation
Grants of equity are designed to reward an executive for continued excellence and attainment of longer-term objectives. The number of shares of restricted stock awarded during fiscal year 2017 under the KEIP was determined based on performance for fiscal year 2016 as described under the “Individual Performance Measures” in the Proxy Statement for fiscal year 2016. Because these awards are subject to deferred vesting, they help to focus an executive on further long-term growth and development and aid in retention. These awards are scheduled to vest over a three-year period subject to the executive’s continued employment.

In order to further emphasize the importance of forward-looking long-term performance, in fiscal year 2017, the Compensation Committee also awarded a portion of NEO compensation as performance-based restricted stock unit awards. No such grants were made to Mr. Sethi because he was not an NEO at the time such grants were awarded. Similar to awards granted under the KEIP, performance-based long-term incentive awards granted to the CEO and certain NEOs were intended to qualify as “performance-based” compensation under Section 162(m) of the Code at the time of grant. See “Tax Considerations” below for a brief discussion of the “performance-based” exception under Section 162(m) of the Code and its repeal. These awards vest over a three-year period based on the achievement of predetermined Company financial performance goals. In the event a performance measure is not achieved at or above a specified threshold level, the portion of an award tied to such performance measure is forfeited.

The performance-based equity awards granted in fiscal year 2017 (the “2017 Performance Awards”) are tied to the achievement of (i) investment performance, defined as the average investment performance for all assets under management (i.e., investment funds and separate accounts) that are ranked by independent third party rating agencies (“Investment Performance”); and (ii) shareholder return ranking, defined as our total return to stockholders, as reported by Bloomberg or FactSet Research Systems (or their respective successors), relative to the respective total return to stockholders of certain peer companies (“Shareholder Return Ranking”). For purposes of the 2017 Performance Awards, peer companies included the

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COMPENSATION DISCUSSION AND ANALYSIS

following public investment management firms: Affiliated Managers Group Inc., AllianceBernstein L.P., BlackRock, Inc., Eaton Vance Corp., Federated Investors Inc., Invesco Ltd., Janus Capital Group, Legg Mason Inc. and T. Rowe Price Group.

For each of the NEOs receiving a 2017 Performance Award, 50% of the value of the 2017 Performance Award is contingent on the achievement of Investment Performance and 50% is contingent on the Company’s Shareholder Return Ranking. The 2017 Performance Awards vest at the end of the three-year period, subject in each case to the achievement of the performance levels shown in the table below and the applicable NEO’s continued employment through the date on which the Compensation Committee certifies that the applicable performance measure has been achieved.

	FY2017 Performance Awards
Three Year Performance Period Ending in FY2019	Performance Level	% Vesting
	AUM in Top 2 Quartiles
	≥75%	125%
	AUM in Top 2 Quartiles
Investment Performance	≥70% - <75%	100%
(Assets under Management (“AUM”))	AUM in Top 2 Quartiles
	≥50% - <70%	50%
	AUM in Top 2 Quartiles
	<50%	0%
	Top Quartile	125%
Shareholder Return Ranking	2nd Quartile	100%
	3rd Quartile	25%
	4th Quartile	0%

Based on the performance and achievements described above, the Compensation Committee approved the fiscal year 2017 Performance Awards under the USIP with the following grant date target award amounts: $3,000,000 for Mr. G. Johnson; $2,000,000 for Ms. Johnson; $300,000 for Mr. Lewis; and $300,000 for Mr. Tyle, in each case, subject to the vesting criteria described above.

In previous years, long-term performance-based equity awards granted to our NEOs generally were 50% based on the achievement of operating margin, defined as the operating profit margin, expressed as a percentage, that is reported as operating margin in the annual financial statements included in the Company’s Annual Report on Form 10-K (“Operating Margin”), with the remaining 50% based on the Company’s Shareholder Return Ranking.

In fiscal year 2015, the long-term performance-based equity awards granted to Mr. Lewis and Ms. Johnson were 50% based on Operating Margin and 50% based on the Company’s Shareholder Return Ranking. No such awards were granted to Messrs. Tyle and Sethi as they were not NEOs in fiscal year 2015. In fiscal year 2015, the long-term performance-based equity award granted to our CEO was based 100% on Shareholder Return Ranking.

With respect to the portion of such awards that were scheduled to vest in fiscal year 2017, our Operating Margin for fiscal year 2017 was 35.4% and surpassed the 31% minimum threshold that was set for the year. Accordingly, one-third of the portion of awards granted in fiscal year 2015 to the Senior Executives, tied to the achievement of Operating Margin, vested in December 2017.

As of September 30, 2017, the Company’s three-year Shareholder Return Ranking was in the lowest quartile of the peer group. Therefore, none of the performance-based restricted stock unit awards granted in fiscal year 2015 and otherwise scheduled to vest on December 1, 2017 (“2015 SRR Shares”) vested.

Below is a summary of amounts forfeited by NEOs who received 2015 SRR Shares:

Name	2015 SRR Shares Forfeited	2015 SRR Shares Forfeited Grant Date Value ($)	2015 SRR Shares Forfeited Value as of 9/30/17 ($)
Gregory E. Johnson	53,880	3,000,000	2,398,199
Kenneth A. Lewis	5,388	300,000	239,820
Jennifer M. Johnson	5,837	325,000	259,805

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COMPENSATION DISCUSSION AND ANALYSIS

Benefits and Perquisites

As a general practice, we do not provide material benefits and provide only limited perquisites to the NEOs that are not provided to other employees. All executive officers are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most of the Company’s employees.

In connection with the increased responsibilities that Mr. Sethi assumed in 2017, he was required to temporarily relocate from India to the United States. Mr. Sethi is entitled to certain expatriate benefits under an international assignment arrangement he entered into with the Company in 2017. Pursuant to the arrangement, Mr. Sethi is entitled to certain housing assistance benefits, relocation benefits, tax preparation services and repatriation benefits and received a payment of $4,000 to cover miscellaneous relocation expenses.

Termination/Change in Control Matters

Our NEOs are employed on an “at will” basis, without any written employment or severance agreements. The Company may provide severance on a case-by-case basis as approved by the Compensation Committee in its discretion.

Similarly, we have not entered into any agreement with any NEO that provides for additional payments solely on account of a change in control of the Company. Our only change in control provisions are found in existing compensation plans and apply to all participants in those plans.

Tax Considerations

In evaluating compensation program alternatives, the Compensation Committee considered the potential impact on the Company of Section 162(m) of the Code. Section 162(m) limited to $1 million the amount that a publicly traded corporation, such as the Company, may deduct for compensation paid in any year to its chief executive officer and certain other named executive officers (“covered employees”). At the time the Compensation Committee made its compensation decisions, the tax law provided that compensation which qualified as “performance-based” was excluded from the $1 million per covered employee limit if, among other requirements, the compensation was payable only upon attainment of pre-established, objective performance goals under a plan approved by our stockholders. However, this exception was repealed in the tax reform legislation signed into law on December 22, 2017. As a result, it is uncertain whether compensation that the Compensation Committee intended to structure as performance-based compensation under Section 162(m) will be deductible.

As a general matter, in making its previous NEO compensation decisions, the Compensation Committee endeavored to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive compensation. The Compensation Committee, however, believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its stockholders.

We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes and penalties on the individual in the event that an executive officer, director or other service provider is entitled to “deferred compensation” that does not comply with the requirements of Section 409A of the Code.

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Compensation Risk Assessment

The Compensation Committee evaluates the Company’s compensation policies and programs to ensure they do not encourage excessive risk-taking. In fiscal year 2017, the management compensation risk review committee (“CRRC”) undertook a comprehensive assessment of existing compensation programs and practices to ensure that imprudent risk-taking is not encouraged and that appropriate risk mitigation features are in place. On the basis of this assessment, the CRRC concluded that the Company’s compensation arrangements are structured in a way that does not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed the results of this assessment and agreed with the CRRC’s conclusion.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by us under those statutes, the following report shall not be deemed to be “soliciting material,” or to be incorporated by reference into any prior filings or future filings made by the Company under those statutes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

Respectfully Submitted:

Compensation Committee
Peter K. Barker (Chair)
Mark C. Pigott
Seth H. Waugh

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EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2017

The following table provides compensation information for the NEOs for the fiscal years ended September 30, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Gregory E. Johnson	2017	780,132	5,715,000	3,250,000	138,083	(4)	9,883,215
Chairman of the Board and	2016	786,133	7,960,000	3,300,000	55,184		12,101,317
Chief Executive Officer	2015	783,633	10,600,000	3,650,000	63,707		15,097,340
Kenneth A. Lewis	2017	525,000	901,500	1,000,000	—		2,426,500
Executive Vice President and	2016	529,039	1,412,000	930,000	—		2,871,039
Chief Financial Officer	2015	527,356	1,675,000	1,190,000	—		3,392,356
Jennifer M. Johnson	2017	600,000	3,235,000	2,150,000	—		5,985,000
President and Chief	2016	604,039	2,468,000	1,725,000	11,544		4,808,583
Operating Officer	2015	527,356	2,168,750	1,550,000	16,782		4,262,888
Craig S. Tyle(5)	2017	475,000	661,500	762,500	—		1,899,000
Executive Vice President and	2016	478,654	570,000	690,000	—		1,738,654
General Counsel
Alok Sethi(6)	2017	361,199	483,750	455,000	62,244	(7)	1,362,193
Officer of Various Operations and
Technology Subsidiaries
Vijay C. Advani(8)	2017	150,000	3,235,000	—	—		3,385,000
Former Co-President	2016	604,039	3,168,000	1,725,000	—		5,497,039
	2015	527,356	4,075,000	2,250,000	—		6,852,356

(1)

Stock award values represent the aggregate grant date fair value for all grants made during each fiscal year in accordance with the requirements of ASC 718 in the specified year for grants made in such year and prior years. For awards with performance conditions, the value at the grant date reported is based on the probable outcome of the performance conditions. Assuming the maximum level of performance is achieved under the applicable performance goals for performance-based long-term incentive awards granted in fiscal year 2017 to each of the NEOs (other than Mr. Sethi), the grant date fair value of such awards is $3,750,000 for G. Johnson, $337,500 for K. Lewis, $2,250,000 for J. Johnson, $337,500 for C. Tyle, and $2,250,000 for V. Advani. As noted above, Mr. Advani’s employment with the Company terminated on December 30, 2016 and he forfeited all unvested stock awards at such time. Additional information is set forth in the “Grants of Plan-Based Awards for Fiscal Year 2017” table below. See “Note 13—Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for fiscal year 2017 filed with the Securities and Exchange Commission on November 13, 2017 for further details.

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(2)

As of September 30, 2017, the Company’s three-year Stockholder Return Ranking was in the lowest quartile of the peer group. Therefore, none of the performance-based restricted stock awards granted in fiscal year 2015 and scheduled to vest on December 1, 2017 that were tied to Stockholder Return Ranking (“2015 SRR Shares”) vested. Below is a summary of amounts forfeited:

	2015 SRR Share Forfeitures
Name	Number of Shares Forfeited	Grant Date Value ($)	Value as of 9/30/17 ($)
Gregory E. Johnson	53,880	3,000,000	2,398,199
Kenneth A. Lewis	5,388	300,000	239,820
Jennifer M. Johnson	5,837	325,000	259,805

(3)

Represents the cash portion of awards earned under the Company’s AIP, in the case of Mr. Sethi, and the KEIP, in the case of all other NEOs. See “Compensation Discussion and Analysis—Components of Compensation Program and Fiscal 2017 Compensation—Incentive Compensation” and “—Long-term Incentive and Retention Compensation” above for more details.

(4)

All other compensation for Mr. G. Johnson includes $118,269 for personal use of the Company’s aircraft in fiscal year 2017. The aggregate incremental cost of personal use of Company aircraft is calculated using the rate per nautical mile for each personal flight, published twice per year by Conklin & de Decker Associates, Inc. for each type of Company aircraft. Such amount is based on the published rate at the time of the personal flight use. These rates are used by a variety of corporate aviation operators for cost and budget estimation purposes. The rates include the estimated variable costs of operating aircraft, including fuel, labor and parts for most scheduled maintenance, engine, propeller and auxiliary power unit overhaul cost and parts repair and replacement costs, landing fees and expenses, supplies and catering and crew costs excluding salaries, benefits and fixed costs. The rates do not include the cost of periodic aircraft refurbishment, hangar costs, dues, subscriptions, weather and navigation services or the cost of insurance and administrative services. The rates also do not include depreciation or any tax benefit reductions due to personal use. The aggregate incremental costs in the table includes the cost of all nautical miles flown for positioning flights necessary to accomplish a personal flight and to return the aircraft to its next scheduled location. The amount also includes tickets to sporting events and fees paid or reimbursed by the Company for spousal activities related to off-site meetings.

(5)	Mr. Tyle was not an NEO in fiscal year 2015.
(6)	Mr. Sethi was not an NEO in fiscal year 2015 or fiscal year 2016.
(7)

All other compensation for Mr. Sethi includes reimbursements or payments of the following amounts in connection with his assignment in the U.S.: $46,413 for relocation costs covering housing expenses, airfare, furnishings and the shipment of household goods; $7,115 for a payment to cover miscellaneous relocation expenses and an associated tax reimbursement; $4,221 for visa/immigration fees; and $4,144 for vehicle expense reimbursements. Mr. Sethi’s amount also includes fees paid or reimbursed by the Company for spousal activities related to off-site meetings.

(8)	Mr. Advani resigned from his position with the Company, effective December 30, 2016.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards for Fiscal Year 2017

The following table presents information regarding grants of plan-based awards to the NEOs during the fiscal year ended September 30, 2017.

	Plan		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name				Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory E.	KEIP	(2)	—		3,650,000
Johnson	KEIP	(3)	11/1/16						89,021	3,000,000
	USIP	(4)	11/1/16			33,383	89,022	111,278		2,715,000
Kenneth A.	KEIP	(2)	—		1,774,688
Lewis	KEIP	(3)	11/1/16						18,695	630,000
	USIP	(4)	11/1/16			3,339	8,904	11,130		271,500
Jennifer M.	KEIP	(2)	—		3,561,844
Johnson	KEIP	(3)	11/1/16						42,285	1,425,000
	USIP	(4)	11/1/16			22,256	59,348	74,186		1,810,000
Craig S.	KEIP	(2)	—		1,449,750
Tyle	KEIP	(3)	11/1/16						11,573	390,000
	USIP	(4)	11/1/16			3,339	8,904	11,130		271,500
Alok Sethi	AIP	(2)	—	650,000
	AIP	(3)	11/1/16						5,453	183,766
	USIP	(4)	11/1/16						8,904	300,000
Vijay C.	KEIP	(2)	—		3,561,844
Advani	KEIP	(3)	11/1/16						42,285	1,425,000
	USIP	(4)	11/1/16			22,256	59,348	74,186		1,810,000

(1)

Incentive awards made under the AIP and the KEIP typically include restricted stock awards granted under the Company’s USIP. Fiscal year 2017 awards under the AIP and the KEIP were comprised of 65% cash and 35% restricted stock for amounts up to $1.0 million, 50% cash and 50% restricted stock for amounts in excess of $1.0 million, and 100% restricted stock for amounts in excess of $7.0 million. Please refer to the “Compensation Discussion and Analysis” above for additional information.

(2)

For all NEOs other than Mr. Sethi, amounts represent the cash portion of the maximum awards that may be made under the KEIP for fiscal year 2017. Actual awards under the KEIP have no assigned threshold or target amount, and are finally determined based on the Compensation Committee’s exercise of negative discretion, subject to a pre-determined maximum; accordingly, no threshold or target amounts are listed for these awards. For Mr. Sethi, the amount represents the cash portion of the target award that may be made under the AIP for fiscal year 2017. Awards under the AIP have no assigned threshold or maximum amount; accordingly, no threshold or maximum amounts are listed for this award. Please refer to the “Compensation Discussion and Analysis” above for the actual cash amount received by each named executive officer in fiscal year 2017 pursuant to such awards.

(3)

Represents the equity portion of restricted stock awards granted under the AIP for Mr. Sethi and under the KEIP for all other NEOs for fiscal year 2016 performance; these awards were granted in fiscal year 2017. Grants of restricted stock are subject to service-based vesting; one-third of the award vested on August 31, 2017, and the remaining two-thirds of the award will vest in two substantially equal installments on August 31, 2018 and August 30, 2019, in each case, subject to the NEO’s continuous employment with us on the applicable vesting date. In accordance with the terms of the USIP, the number of shares of restricted stock issued was determined based on the closing price on the NYSE of the Company’s common stock on the grant date. Any dividends declared on the Company’s common stock are paid on the unvested shares. Amounts do not include the equity portion of awards that may be made under the KEIP for fiscal year 2017 because such awards were granted in fiscal year 2018.

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(4)

For all NEOs other than Mr. Sethi, amounts represent performance-based long-term incentive awards under the USIP granted on November 1, 2016. These awards will vest, if at all, on December 20, 2019 based on future performance of the Company and further subject to the NEO’s continuous employment with us on the applicable vesting date. Please refer to the discussion of 2017 Performance Awards under “Compensation Discussion and Analysis—Long-term Incentive and Retention Compensation” above. For Mr. Sethi, the amount represents a grant of restricted stock subject to service-based vesting conditions. One-third of his award vested on December 1, 2017; the remaining two-thirds will vest in two substantially equal installments on November 30, 2018 and November 29, 2019, in each case, subject to his continuous employment with us on the applicable vesting date. For all NEOs, the number of shares granted was determined by dividing the award value by the closing price of the Company’s common stock on November 1, 2016, the date of grant, rounded up to the nearest whole share. Any dividends payable on the Company’s common stock prior to vesting are paid upon vesting.

(5)

Determined pursuant to ASC 718, excluding the effect of estimated forfeitures. For equity awards that are subject to performance or market conditions, the grant date fair market value reported is based upon the probable outcome of such conditions using a Monte Carlo valuation method.

Please refer to the “Compensation Discussion and Analysis” above for an explanation of salary and bonus in proportion to total compensation and see amounts disclosed in the “Summary Compensation Table for Fiscal Year 2017” and “Grants of Plan-Based Awards for Fiscal Year 2017” table.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table presents information concerning the number and value of stock awards held by the named executive officers as of September 30, 2017. Mr. Advani forfeited all outstanding and unvested equity awards in connection with his termination of employment with the Company in December 2016. As of September 30, 2017, none of the NEOs had any stock options outstanding.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gregory E. Johnson	102,423	4,558,848	140,794	6,266,741
Kenneth A. Lewis	19,629	873,687	18,595	827,663
Jennifer M. Johnson	38,254	1,702,686	82,853	3,687,787
Craig S. Tyle	12,304	547,651	11,140	495,841
Alok Sethi	14,385	640,276	1,095	48,738

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EXECUTIVE COMPENSATION

(1)	The shares consist of shares of restricted stock that vest as follows:

Name	Total Unvested Shares	Vesting Date
Gregory E. Johnson	43,076	8/31/18
	59,347	Vest in equal parts on 8/31/18 and 8/30/19
Kenneth A. Lewis	7,166	8/31/18
	12,463	Vest in equal parts on 8/31/18 and 8/30/19
Jennifer M. Johnson	10,064	8/31/18
	28,190	Vest in equal parts on 8/31/18 and 8/30/19
Craig S. Tyle	4,589	8/31/18
	7,715	Vest in equal parts on 8/31/18 and 8/30/19
Alok Sethi	1,846	8/31/18
	3,635	Vest in equal parts on 8/31/18 and 8/30/19
	4,452	Vest in equal parts on 12/1/17, 12/1/18, and 12/1/19
	4,452	12/1/19

(2)	Calculated by multiplying unvested shares by $44.51, the closing price of the Company’s common stock on the NYSE on September 29, 2017, the last trading day of the fiscal year.
(3)	Reflects performance-based restricted stock units that vest as follows:

Name	Total Unvested Shares	Vesting Dates Subject to Achievement of Performance Criteria
Gregory E. Johnson(a)	13,470	12/1/17
	27,174	12/1/18
	100,150	12/1/19
Kenneth A. Lewis(b)	3,143	12/1/17
	5,435	12/1/18
	10,017	12/1/19
Jennifer M. Johnson(c)	3,404	12/1/17
	12,682	12/1/18
	66,767	12/1/19
Craig S. Tyle(d)	1,123	12/1/17
	10,017	12/1/19
Alok Sethi(e)	642	12/1/17
	453	12/1/18

(a)

Reflects the following performance-based RSUs: for performance awards granted in fiscal year 2015, 13,470 at the threshold award level; for performance awards granted in fiscal year 2016, 27,174 at the threshold award level; and for the performance awards granted in fiscal year 2017, 44,511 at the target award level and 55,639 at the maximum award level.

(b)

Reflects the following performance-based RSUs: for performance awards granted in fiscal year 2015, 1,796 at the target award level and 1,347 at the threshold award level; for performance awards granted in fiscal year 2016, 5,435 at the threshold award level; and for performance awards granted in fiscal year 2017, 4,452 at the target award level and 5,565 at the maximum award level.

(c)

Reflects the following performance-based RSUs: for performance awards granted in fiscal year 2016, 1,945 at the target award level and 1,459 at the threshold award level; for performance awards granted in fiscal year 2016, 12,682 at the threshold award level; and for performance awards granted in fiscal year 2017, 29,674 at the target award level and 37,093 at the maximum award level.

(d)

Reflects the following performance-based RSUs: for performance awards granted in fiscal year 2015, 898 at the target award level and 225 at the threshold award level; and for performance awards granted in fiscal year 2017, 4,452 at the target award level and 5,565 at the maximum award level.

(e)

Reflects the following performance-based RSUs: for performance awards granted in fiscal year 2015, 224 at the target award level and 56 at the threshold award level; and for performance awards granted in fiscal year 2017, 724 at the target award level and 91 at the threshold award level.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested for Fiscal Year 2017

The following table presents information regarding stock awards vesting for the named executive officers during the fiscal year ended September 30, 2017. There were no stock options outstanding or exercised during fiscal year 2017.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)(1)
Gregory E. Johnson	132,033	5,673,674
Kenneth A. Lewis	23,705	1,012,205
Jennifer M. Johnson	37,388	1,602,888
Craig S. Tyle	13,237	568,940
Alok Sethi	5,951	254,252
Vijay C. Advani	7,909	312,880

(1)	The value of each stock award is calculated by multiplying the closing price of the Company’s common stock on the NYSE on the date of vesting by the number of shares that vested on such date.

Potential Payments Upon Termination or Change in Control

We have not provided the NEOs with agreements providing for severance payments, medical or insurance benefits or any other perquisites after their employment with us has ended or in connection with a change in control.

As described under “Compensation Discussion and Analysis” above in this Proxy Statement, the NEOs have typically received grants of incentive awards payable in the form of cash under the Company’s AIP and the KEIP, and restricted stock and restricted stock units under the Company’s USIP. In addition, the NEOs have typically received performance-based long-term incentive awards that are granted under the Company’s USIP and evidenced by performance award agreements. Except as set forth below or as otherwise determined by the Compensation Committee, unvested awards made to a NEO under such plans are forfeited upon voluntary or involuntary termination of an NEO’s employment with us. In any event, the Compensation Committee, in its sole discretion, generally may pay, eliminate or reduce such awards.

AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN
Currently, the AIP generally provides that a participant must be employed on the payment date to receive any amounts awarded under the AIP unless expressly set forth in the participant’s award agreement. In the event the employment of a participant under the AIP terminates for any reason, the Compensation Committee or management, as applicable, may, in its discretion, determine to pay a participant a prorated award under the plan based upon performance for the time served during the relevant performance period or the full amount of any award that would have been paid had the participant remained employed through the entire performance period. Certain equity award agreements evidencing restricted stock or restricted stock unit awards granted as part of an incentive award under the AIP provide that if a participant dies or terminates employment with us due to disability, the unvested portion of the equity award will become fully vested as of the date of death or termination due to disability.

The AIP does not expressly provide for any change in control payments, however, the Compensation Committee has the discretion to make awards under the plan in the event of a change in control.

2014 KEY EXECUTIVE INCENTIVE COMPENSATION PLAN
As described in more detail under “Compensation Discussion and Analysis—Components of Compensation Program and Fiscal 2017 Compensation—Long-term Incentive and Retention Compensation,” the KEIP is a sub-plan under the AIP. Consequently, all of the provisions described above regarding the AIP apply to grants made under the KEIP. In addition, the KEIP includes separate terms regarding termination payments which are summarized below.

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EXECUTIVE COMPENSATION

If the employment of a participant in the KEIP terminates due to death, disability or retirement, such participant is generally entitled to receive payment of any award under the plan with respect to the fiscal year of such termination. In addition, if a participant terminates employment with the Company for any reason other than death, disability or retirement, any award under the plan with respect to the fiscal year of such termination is generally required to be reduced proportionately based on the date of termination. To be eligible to receive a payment upon retirement from the Company, the participant must retire after reaching age fifty-five and have at least ten years of service with the Company. In any event, the Compensation Committee, in its sole discretion, may pay, eliminate or reduce any such awards under the KEIP.

The KEIP does not expressly provide for any change in control payments.

2002 UNIVERSAL STOCK INCENTIVE PLAN
Long-term performance-based incentive awards to our NEOs are granted under the USIP. The award agreements generally provide that if an NEO’s employment with the Company terminates for any reason prior to the applicable vesting date, the NEO will forfeit the unvested portion of the award.

The USIP provides that in the event of a change in control of the Company in which the successor corporation does not agree to assume outstanding awards or substitute equivalent awards, the Compensation Committee will make a determination as to the equitable treatment of outstanding awards under the USIP and must notify participants of such treatment no later than ten days prior to the closing of such proposed change in control transaction. Outstanding option awards, to the extent not previously exercised, and other stock-based awards (restricted stock and RSUs) that are not assumed or substituted in the change in control will terminate immediately prior to the consummation of such proposed change in control. Under the USIP, a change in control of the Company means a proposed dissolution or liquidation of the Company or a merger or corporate combination.

COMPENSATION COMMITTEE POLICY & PRACTICE
Notwithstanding the discussion above, pursuant to the terms of the KEIP and the AIP, the Compensation Committee, in its sole discretion, generally may eliminate or reduce any unvested awards otherwise payable to a participant following termination of employment. In addition, the Compensation Committee has the authority to pay the full award amount to a participant whose award would have otherwise been reduced or forfeited following termination of employment or a change in control. The Compensation Committee also has the discretion under the USIP to determine the terms, conditions, performance criteria, restrictions, and other provisions of awards made under the USIP.

As a general policy matter, the Compensation Committee has limited the payment of unvested awards under the KEIP, the AIP and the USIP following a participant’s termination of employment. We expect the Compensation Committee would act similarly upon a change in control. The treatment of unvested awards, if any, made to the NEOs upon the termination of employment or upon a change in control would be determined on a case-by-case basis by the Compensation Committee.

ESTIMATED POTENTIAL PAYMENTS UPON TERMINATION
Because of the Compensation Committee’s general policy of limiting payments to the NEOs following termination of employment and its authority to reduce or increase the payments otherwise available under awards, the amounts payable to the named executive officers following termination of employment are not determinable. The following table sets forth a range of the estimated potential payments that could have been payable assuming an NEO’s employment

46 | Franklin Resources, Inc.

EXECUTIVE COMPENSATION

had terminated on September 30, 2017. The amounts in the table below reflect a range of estimated potential payments based on the NEO’s compensation and service levels as of September 30, 2017 and, if applicable, based on the closing price of the Company’s common stock on the NYSE on September 29, 2017, the last trading day of fiscal year 2017, as well as the assumptions set forth in the footnotes to the table below.

Involuntary
Termination
	Death or		other than for	Other Voluntary
Name	Disability(1)($)	Retirement(2)(3)($)	Cause(4)($)	Termination(5)($)
Gregory E. Johnson	4,558,848 – 7,858,848	0 – 3,300,000	0 – 3,300,000	0 – 3,300,000
Kenneth A. Lewis	873,687 – 1,803,687	0 – 930,000	0 – 930,000	0 – 930,000
Jennifer M. Johnson	1,702,686 – 3,427,686	0 – 1,725,000	0 – 1,725,000	0 – 1,725,000
Craig S. Tyle	547,651 – 1,237,651	0 – 690,000	0 – 690,000	0 – 690,000
Alok Sethi	640,276 – 981,526	0 – 341,250	0 – 341,250	0 – 341,250

(1)

Amounts included in this column range from a minimum to a maximum, as determined in the discretion of the Compensation Committee. The minimum reflects the value of unvested AIP and/or KEIP equity awards held by the NEO as of September 30, 2017 (calculated based on the value of the NEO’s unvested stock awards, excluding Equity Incentive Plan Awards, as set forth in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table above). The maximum reflects the value of unvested AIP and/or KEIP equity awards held by the NEO as of September 30, 2017, plus the value of the cash portion of the incentive award under the AIP and/or KEIP in respect of fiscal year 2017 (calculated, for this purpose, based on the value of the fiscal year 2016 cash incentive that was paid to the NEO in fiscal year 2017).

(2)	As of September 30, 2017, Ms. Johnson was the only named executive officer who was not eligible for retirement (as defined in the KEIP) based on her age and tenure with the Company.
(3)

Amounts included in this column range from $0 to a maximum payment, as determined in the discretion of the Compensation Committee. The maximum reflects the value of the cash portion of the incentive award under the AIP and/or KEIP in respect of fiscal year 2017 (calculated, for this purpose, based on the value of the fiscal year 2016 cash incentive that was paid to the NEO in fiscal year 2017).

(4)

For purposes of this table, an “Involuntary Termination other than for Cause” generally means an involuntary termination of the NEO by the Company for reasons other than cause, death or disability. Amounts included in this column range from $0 to a maximum payment, as determined in the discretion of the Compensation Committee, based on the assumptions set forth in footnote 3 above. Although the minimum amount in this column for Mr. Sethi is $0, if Mr. Sethi’s employment with the Company had been terminated by the Company other than for cause on September 30, 2017, in accordance with Mr. Sethi’s international assignment arrangement, he also would have been entitled to receive repatriation benefits (generally covering the cost of return airfare, the return shipment of household goods, and tax preparation services) valued at approximately $39,000.

(5)

For purposes of this table, an “Other Voluntary Termination” means a resignation of employment other than due to death, disability or retirement. Amounts included in this column range from $0 to a maximum payment, based on the assumptions set forth in footnote 3 above.

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EXECUTIVE COMPENSATION

ESTIMATED POTENTIAL PAYMENTS UPON A CHANGE IN CONTROL
None of the NEOs have agreements that provide for payments upon a change in control of the Company. However, under the USIP, the Compensation Committee has the discretion to make a determination as to the equitable treatment of awards upon a change in control. The Compensation Committee may, in its discretion, make a determination as to the treatment of cash awards under the KEIP and the AIP and awards of restricted stock under the USIP following a change in control. The following table sets forth an estimate of the potential payments that could have been payable under the USIP, the KEIP and the AIP upon a change in control of the Company assuming a change in control of the Company occurred on September 30, 2017. A change in control of the Company is deemed to have occurred upon the occurrence of certain transactions as defined in the USIP. The amounts in the table below reflect a range of estimated potential payments based on the NEO’s compensation and service levels as of September 30, 2017, and if applicable, based on the closing price of the Company’s common stock on the NYSE on September 29, 2017, the last trading day of fiscal year 2017, as well as the assumptions set forth in the table below.

Unvested Value of
Name	Cash(1)($)	Stock Awards(2)($)	Total($)
Gregory E. Johnson	0 – 3,300,000	0 – 10,785,589	0 – 14,085,589
Kenneth A. Lewis	0 – 930,000	0 – 1,701,632	0 – 2,631,362
Jennifer M. Johnson	0 – 1,725,000	0 – 5,390,473	0 – 7,115,473
Craig S. Tyle	0 – 690,000	0 – 1,043,470	0 – 1,733,470
Alok Sethi	0 – 341,250	0 – 689,014	0 – 1,030,264

(1)

Amounts included in this column range from $0 to a maximum payment, as determined in the discretion of the Compensation Committee. The maximum reflects the value of the cash portion of the incentive award under the AIP and/or KEIP in respect of fiscal year 2017 (calculated, for this purpose, based on the value of the fiscal year 2016 cash incentive that was paid to the NEO in fiscal year 2017).

(2)

Amounts included in this column range from $0 to a maximum payment, as determined in the discretion of the Compensation Committee. The maximum reflects the value of the NEO’s outstanding equity awards (calculated, for this purpose, based on the value of the NEO’s unvested stock awards as set forth in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table above).

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, the following directors served as members of the Compensation Committee: Messrs. Barker (Chair), Pigott and Waugh. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2017, and no member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries or was a party to any disclosable related party transaction involving the Company. During fiscal year 2017, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

48 | Franklin Resources, Inc.

REPORT OF THE AUDIT COMMITTEE

Membership and Role of the Audit Committee

The Audit Committee of the Board of Directors of Franklin Resources, Inc. currently consists of Mr. Ratnathicam (Chair), Mss. Byerwalter and Stein, and Mr. Yang. Each of the members of the Audit Committee is independent as defined under the NYSE listing standards and applicable law. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s function is more fully described in the Committee’s written charter, which is posted in the corporate governance section of the Company’s website at http://www.franklinresources.com/corp/pages/generic_content/corporate_governance/audit_committee_charter.jsf.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2017

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2017 with the Company’s management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Members of the Audit Committee:

Chutta Ratnathicam (Chair)
Mariann Byerwalter
Laura Stein
Geoffrey Y. Yang

2018 Proxy Statement | 49

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board, with the ratification of the stockholders, engaged PwC to perform an annual audit of the Company’s consolidated financial statements for fiscal year 2017.

The following table sets forth the approximate aggregate fees billed or expected to be billed to the Company by PwC for fiscal years 2017 and 2016 for the audit of the Company’s annual consolidated financial statements and for other services rendered by PwC.

	Fiscal Year
	2017	2016
	(in thousands)
Audit Fees(a)	$6,293	$6,233
Audit-Related Fees(b)	$1,488	$1,412
Tax Fees(c)	$145	$113
All Other Fees(d)	$2,281	$2,427
TOTAL FEES	$10,207	$10,185

(a)

The 2017 Audit Fees amount includes a reduction of approximately $10,000 of expected fees related to fiscal year 2016 that were not billed in fiscal year 2017 and the 2016 Audit Fees include approximately $33,500 of fees related to fiscal year 2015 that were billed in fiscal year 2016.

(b)

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services related primarily to internal control examinations pursuant to Service Organization Control (SOC) 1, consultation concerning financial accounting and reporting standards, attestation services and audits of employee benefit plans.

(c)

Tax Fees consist of tax return preparation, tax compliance, tax advice and tax planning services. For fiscal year 2017, tax return preparation and tax compliance services represented approximately $59,000. For fiscal year 2016, tax return preparation and tax compliance services represented approximately $56,600.

(d)

Other Fees includes $54,000 of fees that have been contracted with the Company but which are expected to be paid by a third party. The remainder of Other Fees consists principally of services rendered in connection with assistance in regulatory reporting in various jurisdictions and services provided to certain of our funds. In fiscal year 2017, services provided to the funds included $1,847,000 of audit and audit related services, incurred by the Company in return for a fixed administration fee.

Note: For fiscal year 2017, 0.3% of the fees for services described under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee pursuant to the pre-approval waiver requirements under 17 CFR 210.2-01(c)(7)(i)(C), all of which represented All Other Fees. For fiscal year 2016, 2.8% of the fees for services described under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee pursuant to the pre-approval waiver requirements under 17 CFR 210.2-01(c)(7)(i)(C), all of which represented All Other Fees.

Pre-approval Process and Policy

The audit and non-audit services provided to the Company and its subsidiaries by PwC, the independent auditors, during fiscal years 2017 and 2016 were pre-approved by the Audit Committee. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by PwC. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform.

Any requests for audit, audit-related, tax and other services must initially be submitted to the Company’s Chief Financial Officer. Any requests preliminarily approved by the CFO are then submitted to the Audit Committee for final pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings up to a designated approval amount, which amount for fiscal year 2017 was $50,000 (the “Chair Approval Amount”), has been delegated to the Chair of the Audit Committee. The decision of the Chair to grant specific pre-approval of a service is presented to the Audit Committee at its scheduled meetings. If the estimated fees for proposed services exceed the Chair Approval Amount, specific pre-approval by the entire Audit Committee is required.

50 | Franklin Resources, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For fiscal year 2017, Rupert H. Johnson, Jr., Vice Chairman and a director of the Company, who, among other family relationships, is the uncle of Gregory E. Johnson, Chairman of the Board, Chief Executive Officer and a director of the Company, Charles E. Johnson, a director of the Company and Jennifer M. Johnson, President and Chief Operating Officer received a base salary of $180,000. Mr. R. H. Johnson, Jr. did not receive a cash bonus in fiscal year 2017.

David A. Lewis, Sr., Senior Vice President, Head of Americas Trading for Franklin Templeton Services, LLC, is the brother of Kenneth A. Lewis, one of the Company’s named executive officers and the Executive Vice President and Chief Financial Officer of the Company. In fiscal year 2017, Mr. D. Lewis’ base salary was $229,383 and he received a bonus of $234,000 in cash and 3,739 shares of restricted stock. Messrs. R. H. Johnson, Jr. and D. Lewis, Sr. are entitled to receive medical, life and disability insurance coverage and other benefits available generally to employees of the Company and/or its subsidiaries.

Share Repurchases. In order to pay taxes due in connection with the vesting of employee and executive officer restricted stock and restricted stock unit awards under the USIP, the Company uses a net stock issuance method, equivalent to a stock repurchase program, to pay such taxes. For shares repurchased in connection with the payment of taxes on the vesting of shares, the repurchase price is the closing price on the NYSE on the date of the transaction.

During fiscal year 2017, the Company repurchased shares of common stock from the executive officers listed below for the aggregate consideration shown.

Name and Title	Number of Shares Repurchased	Aggregate Consideration ($)
Kenneth A. Lewis,	9,410	400,236
Executive Vice President and Chief Financial Officer
Craig S. Tyle,	5,107	219,055
Executive Vice President and General Counsel
Alok Sethi,	2,188	93,567
Officer of Various Operations and Technology Subsidiaries
Vijay C. Advani,	4,128	163,304
Former Co-President

(1)

Amount does not include 971 shares repurchased by the Company for $41,976 from David A. Lewis, Sr., Senior Vice President, Head of Americas Trading for Franklin Templeton Services, LLC, a subsidiary of the Company, and the brother of Kenneth A. Lewis.

Management and Use of AC Travel Aircraft. A wholly-owned subsidiary of the Company entered into an amended and restated aircraft management agreement, effective as of June 1, 2008, with AC Travel, LLC (“AC Travel”), an entity owned and controlled by Charles B. Johnson, Chairman of the Board and a director of the Company until June 2013 and currently employed as an Executive Consultant who, among other family relationships, is the father of Gregory E. Johnson, Chairman of the Board, Chief Executive Officer and a director of the Company, Charles E. Johnson, a director of the Company and Jennifer M. Johnson, President and Chief Operating Officer of the Company and brother of Rupert H. Johnson Jr., Vice Chairman and a director of the Company, to manage the operations of a Gulfstream III aircraft (the “G-III”) and a Gulfstream G550 aircraft (the “G550”), both of which are owned by AC Travel. We refer to the G-III and the G550 as the “Aircraft”. Under the management agreement, the subsidiary: (a) provides consulting and management services for the operation of the Aircraft; (b) provides flight crew personnel to operate the Aircraft; (c) arranges for maintenance of the Aircraft; and (d) arranges for insurance and hangars for Aircraft storage and also provides other administrative services. The agreement has automatic one-year renewals, subject to cancellation by either party. Our subsidiary receives a monthly management fee of $10,000 for the G550 and $3,000 for the G-III for administrative services. Out-of-pocket costs incurred under the agreement for services provided, either directly or through third parties, are either reimbursed by, or passed through to and paid by, AC Travel.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Office Lease. In October 2009, the Board approved a three-year fixed term extension of a lease of approximately 5,495 square feet of office space owned by the Company in San Mateo, California with Tano Capital, LLC (“Tano”), a company owned by Charles E. Johnson, a director of the Company, brother of Gregory E. Johnson and Jennifer M. Johnson and nephew of Rupert H. Johnson, Jr. In November 2012, Tano and the Company entered into an amendment extending the original lease for a fixed five-year term and reducing the office space leased by Tano on the San Mateo campus from 5,495 square feet to 4,125 square feet. The lease amendment also granted Tano the option to increase the size of the office space to 5,495 square feet, which Tano exercised effective April 16, 2014. In October 2017, the lease was further amended to provide for a one month extension of the lease until November 30, 2017 pursuant to all other existing terms. In November 2017, Tano and the Company amended the lease terms again to extend the lease on a monthly basis terminating no later than November 30, 2019. The current monthly payments under the lease are $16,485. The aggregate amount of all periodic payments due under the lease during fiscal year 2017 was $190,224.

Private Equity Fund Investment. On July 6, 2011, Franklin Templeton Capital Holdings Private Limited, a subsidiary of the Company, entered into an agreement to make a $25 million dollar investment commitment to Tano India Private Equity Fund II (“Tano Fund”). Tano Mauritius Investments, which is the investment manager and a Class B and Class C shareholder of the Tano Fund, is a direct subsidiary of Tano Capital, LLC, which is owned by Charles E. Johnson. No additional payments were made during fiscal year 2017.

Related Person Transaction Policy

Related Person Transaction Policy. The Board of Directors has adopted a Related Person Transaction Policy (“Related Person Transaction Policy”) to address the reporting, review, approval and ratification of related person transactions. Related persons include the Company’s executive officers, directors and director nominees, holders of more than five percent (5%) of a class of the Company’s voting securities, and immediate family members of the foregoing persons. A “related person transaction” means a transaction or series of transactions in which the Company participates and a related person has a direct or indirect interest. Examples include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees. Transactions with executive officers and directors for the purposes of conducting the business of the Company, compensation of directors approved by the Board and compensation arrangements approved by the Compensation Committee are not considered related person transactions. All related person transactions are required to be reported to the Audit Committee. However, the Audit Committee has the authority to determine categories of related person transactions that are immaterial and not required to be disclosed and that need not be reported to, reviewed by, and/or approved or ratified by the Audit Committee. Pursuant to the Related Person Transaction Policy, the following related person transactions need not be reported to, reviewed by, and/or approved or ratified by the Audit Committee:

●	The establishment or maintenance of a trading, investment management, custody or other account with an affiliate of the Company, if the terms of such account are generally the same as or similar to accounts offered by the affiliate of the Company in the ordinary course to persons who are not related persons.
●	Accounts invested in shares of one or more investment companies or portfolios in Franklin Templeton Investments (“FT Fund”) that are established and/or maintained by a related person on terms set forth in the applicable FT Fund prospectus or other disclosure documents.
●	Gross-ups and perquisites and other personal benefits from the use of Company owned or provided assets, including but not limited to personal use of Company-owned or provided aircraft and property, not used primarily for Company business purposes that, in the aggregate, are less than $10,000 in any fiscal year.

Audit Committee Review and Approval. Every quarter the Audit Committee reviews related person transactions. Such transactions involving an estimated amount of $120,000 or more require the approval or ratification of the Audit Committee. In connection with approving or ratifying a related person transaction, the Audit Committee will consider the relevant facts and circumstances of the transaction and any of the following factors that are relevant:

●	The position or relationship of the related person at or with the Company;
●	The materiality of the transaction to the related person, including the dollar value of the transaction;
●	The business purpose for and reasonableness of the transaction;
●

Whether the related person transaction is comparable to a transaction that could be available on an arms-length basis or is on the terms that the Company offers generally to persons who are not related persons;

52 | Franklin Resources, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

●	Whether the related person transaction is in the ordinary course of the Company’s business; and
●	The effect of the transaction on the Company’s business and operations.

In addition, the Audit Committee has the authority to pre-approve certain categories of related person transactions, which transactions must still be reported to the Audit Committee at least annually. The Audit Committee has determined that Company purchases of shares of its common stock to pay taxes due by employees in connection with the vesting of employee and executive officer restricted stock and restricted stock unit awards under the USIP are pre-approved, but should be reported to the Audit Committee. The Audit Committee may delegate its authority to review, approve or ratify specified related person transactions to one or more members of the Audit Committee between scheduled committee meetings. Any determination made pursuant to this delegated authority must be presented to the full Audit Committee at a subsequent meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and 10% stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with during fiscal year 2017.

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PROPOSAL NO. 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2018 and to audit the Company’s internal control over financial reporting as of September 30, 2018. During and for the fiscal year ended September 30, 2017, PricewaterhouseCoopers LLP audited and rendered opinions on the financial statements of the Company and certain of its subsidiaries and many of the open-end and closed-end investment companies managed and advised by the Company’s subsidiaries. PricewaterhouseCoopers LLP also rendered an opinion on the Company’s internal control over financial reporting as of September 30, 2017. In addition, PricewaterhouseCoopers LLP provides the Company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other consulting services not prohibited by applicable auditor independence requirements. See “Fees Paid to Independent Registered Public Accounting Firm” above. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD
The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018. The voting requirements for this proposal are described in the “Voting Information” section. If the appointment is not ratified, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

54 | Franklin Resources, Inc.

PROPOSAL NO. 3 STOCKHOLDER PROPOSAL REQUESTING A BOARD REPORT ON LOBBYING ACTIVITIES AND EXPENDITURES

Zevin Asset Management has notified the Company that it intends to present the following proposal on behalf of Jeannie Scheinin, for consideration at the annual meeting.

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether Franklin Resources’s lobbying is consistent with Franklin Resources’s expressed goals and in the best interests of stockholders.

Resolved, the stockholders of Franklin Resources, Inc. (“Franklin Resources”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Franklin Resources used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Franklin Resources’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Franklin Resources is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state, and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Franklin Resources’s website.

Supporting Statement
As stockholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation, both directly and indirectly. Franklin Resources spent $1,210,000 in 2016 on federal lobbying (opensecrets.org). This figure does not include lobbying expenditures to influence legislation in states, where Franklin Resources also lobbies but disclosure is uneven or absent. For example, Franklin Resources spent $237,228 lobbying in California for 2015 and 2016. Franklin Resources’s lobbying over debt repayment in Puerto Rico has attracted media attention (“Washington Holds Key for Puerto Rico Bondholders,” Pensions & Investments, April 4, 2016).

Franklin Resources is a member of the American Benefits Council and the Investment Company Institute, which together spent over $12.3 million on lobbying in 2015 and 2016. Franklin Resources does not comprehensively disclose its memberships in, or payments to, trade associations, nor the amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Franklin Resources’s long-term interests.

We urge support for this proposal.

2018 Proxy Statement | 55

PROPOSAL NO. 3 STOCKHOLDER PROPOSAL REQUESTING A BOARD REPORT ON LOBBYING ACTIVITIES AND EXPENDITURES

RECOMMENDATION OF THE BOARD
The Board recommends that you vote AGAINST this proposal.

The Board has considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our stockholders.

Because of the regulatory limitations and mandatory public disclosure requirements the Company is subject to, the Board has concluded that ample public information exists regarding the Company’s lobbying expenditures to alleviate the concerns cited in this proposal.

From time to time, the Company promotes legislative and regulatory actions that further the Company’s business objectives and attempt to protect the Company from unreasonable, unnecessary or burdensome legislative or regulatory actions at all levels of government. We work to help develop public policy and legislation that supports our business priorities, protects investors and clients, and increases stockholder value.

Individually and through advocacy groups, we address issues including fund regulation and governance, retirement security, trading and tax matters, and comment on related proposed legislation. Lobbying activities and expenditures may include direct lobbying efforts at the national, state and local levels, and activities of industry trade associations and coalitions to which we belong. We comply with laws that govern these activities, including those that require reporting and disclosure. For example, direct lobbying expenditures at the federal level are reported and publicly available at the U.S. Senate Lobbying Disclosure Act Database: https://soprweb.senate.gov/index.cfm?event=selectFields&reset. The Company’s direct lobbying expenditures at the California state level are disclosed at http://cal-access.sos.ca.gov/Lobbying/Employers/Detail.aspx?id=1287228. Lobbying activities within the European Union are disclosed on the EU Transparency Register at: http://ec.europa.eu/transparencyregister/public/consultation/displaylobbyist.do?id=042053818845-45. The Company believes that further disclosure of these expenditures would be duplicative.

The proposal also seeks the disclosure of details about Company contributions to trade associations. We believe this disclosure would be misleadingly suggestive of the control we exercise over such organizations. While trade associations to which we belong may engage in advocacy efforts, we do not control these organizations and may not always be aware of all of their activities. Further, these trade associations represent numerous other companies and there are instances where their positions on certain issues may diverge from ours. Our payments to these organizations typically include membership fees established by the trade association according to a pre-established formula that applies to all members of the organization.

The Company’s aggregate expenditures on all forms of lobbying activities are immaterial to the Company. We do not have a political action committee or encourage our employees to support or engage in personal lobbying efforts. In fact, certain laws limit the ability of the Company and its employees to make political contributions to government entities and officials with which the Company does or seeks to do business. The Company complies with these laws.

The Board believes this proposal is duplicative and unnecessary, as a system of reporting and accountability for lobbying expenditures already exists. The Board further believes that given the Company’s immaterial lobbying expenditures and lack of control over trade associations, the creation of the report requested by the proposal would be without commensurate benefit to the Company’s clients and stockholders.

Accordingly, the Board recommends that you vote AGAINST this proposal.

56 | Franklin Resources, Inc.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations of Directors at 2019 Annual Meeting

PROPOSALS TO BE CONSIDERED FOR INCLUSION IN THE COMPANY’S PROXY MATERIALS (RULE 14a-8)
If a stockholder wishes to present any proposal for inclusion in the proxy materials to be distributed by us in connection with our 2019 annual meeting, the proposal must be received by the Secretary of the Company on or before September 5, 2018. The proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

DIRECTOR NOMINATIONS FOR INCLUSION IN THE COMPANY’S PROXY MATERIALS (PROXY ACCESS)
A stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares continuously for at least three years and has complied with the other requirements and procedures in our Amended and Restated Bylaws (“Bylaws”) may nominate and include in the Company’s proxy materials director nominees constituting the greater of two directors or 20% of our Board. Notice of a proxy access nomination for consideration at our 2019 annual meeting must be received in accordance with the procedures and timing set forth in our Bylaws, as generally described under “General Procedures and Timing for Proposals and Nominations under our Bylaws” below.

GENERAL PROCEDURES AND TIMING FOR PROPOSALS AND NOMINATIONS UNDER OUR BYLAWS
Our Bylaws contain an advance notice of stockholder business and nominations requirement (Section 2.3 of the Bylaws), which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in our Bylaws, the Company may disregard such nomination or proposal.

Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Company first (i) mailed its notice of annual meeting, proxy statement and proxy or (ii) sent its notice of annual meeting and notice of internet availability of its proxy materials, whichever is earlier, for the immediately preceding year’s annual meeting. As specified in our Bylaws, different notice deadlines apply in the case of a special meeting, or when the date of an annual meeting is more than 30 days before or after the first anniversary of the prior year’s meeting.

Accordingly, assuming that the Company’s 2019 annual meeting of stockholders is held within 30 days of the anniversary of the Company’s 2018 annual meeting of stockholders, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on September 5, 2018, and not earlier than the close of business on August 6, 2018, and comply with the requirements of our Bylaws. If a stockholder submits a proposal outside of Rule 14a-8 for the Company’s 2019 annual meeting of stockholders and such proposal is not delivered within the time frame specified in our Bylaws, the Company’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of the Company to vote on such proposal.

ADDITIONAL REQUIREMENTS
Under our Bylaws, any notice of proposed business must include a description of the business and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. Any notice of a nomination or a proxy access nomination must provide information about the stockholder and the nominee, as well as the written consent of the proposed nominee to being named in the proxy statement and to serve as a director if elected.

A copy of the Company’s Bylaws specifying the advance notice requirements for proposing business or nominations, and for proposing proxy access nominations, has been filed with the SEC, and is available on the SEC’s website.

ADDRESS TO SUBMIT PROPOSALS AND NOMINATIONS
In each case, proxy proposals, proxy access nominations and nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Vice President and Secretary of the Company, One Franklin Parkway, San Mateo, California 94403-1906.

2018 Proxy Statement | 57

ADDITIONAL INFORMATION

Contact the Board of Directors

Stockholders and others may contact the Board, the non-management directors, the independent directors or any other individual director by sending a written communication appropriately addressed to:

Board of Directors
Franklin Resources, Inc.
c/o Maria Gray, Vice President and Secretary
One Franklin Parkway
San Mateo, CA 94403-1906

You may specify whether you would prefer to direct your communication to the full Board of Directors, only the non-management directors or any other particular individual director. Stockholders making such communications are encouraged to state that they are stockholders and provide the exact name in which their shares are held and the number of shares held.

In addition, the Company has established separate procedures for its employees to submit concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the Company’s Code of Ethics and Business Conduct, securities laws or other laws, which are available on the Company’s Intranet.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of the Directors by sending a written communication appropriately addressed to:

Audit Committee
Franklin Resources, Inc.
One Franklin Parkway
San Mateo, CA 94403-1906

Electronic Access to Proxy Materials and Directions

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of proxy materials, the Company’s proxy materials, including this Proxy Statement and our Annual Report, are available for you to review online. To request a paper copy of proxy materials, please call 1-800-579-1639, or you may request a paper copy by email at sendmaterial@proxyvote.com, or by logging onto www.proxyvote.com.

For directions to the Annual Meeting site, please visit our website at:

http://investors.franklinresources.com/investor-relations/stockholder-services/annual-meeting-materials

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials), addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the Company’s common stock will be householding the Company’s Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials). If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability

58 | Franklin Resources, Inc.

ADDITIONAL INFORMATION

of Proxy Materials (or proxy material, if applicable), please notify your bank or broker, or contact Investor Relations, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906, Telephone (650) 312-4091. The Company undertakes, upon oral or written request, to deliver promptly a separate copy of the Company’s Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) at their address and would like to request householding of their communications should contact their bank or broker or Investor Relations at the contact address and telephone number provided above.

The Annual Report

The Company’s Annual Report for fiscal year 2017 is available for viewing on the Company’s website at www.franklinresources.com at “Annual Meeting Materials” under “Investor Relations—Stockholder Services”. Please read it carefully. However, the financial statements and the Annual Report do not legally form any part of this proxy soliciting material.

Annual Report on Form 10-K

The Company filed an annual report on Form 10-K for fiscal year ended September 30, 2017 with the SEC. Stockholders may obtain a copy, without charge, by visiting the Company’s website at www.franklinresources.com.

The Company will provide a copy of the fiscal year 2017 annual report on Form 10-K, including the financial statements and financial schedules, upon written request to the Company’s Secretary, Maria Gray, at the Company’s principal executive offices, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906. Additionally, we will provide copies of the exhibits to the annual report on Form 10-K upon payment of a reasonable fee (which will be limited to our reasonable expenses in furnishing such exhibits).

By order of the Board of Directors,

Maria Gray
Vice President and Secretary

January 3, 2018

2018 Proxy Statement | 59

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ONE FRANKLIN PARKWAY
SAN MATEO, CA 94403-1906

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time on February 13, 2018. Franklin Templeton 401(k) Retirement Plan participants must vote by 2:00 p.m., Eastern Time on February 9, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time on February 13, 2018. Franklin Templeton 401(k) Retirement Plan participants must vote by 2:00 p.m., Eastern Time on February 9, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING VIA THE INTERNET OR BY TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E35017-P84281-Z71090	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRANKLIN RESOURCES, INC.
The Board of Directors recommends a vote FOR all the nominees listed.
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Peter K. Barker	☐	☐	☐
	1b.	Mariann Byerwalter	☐	☐	☐
	1c.	Charles E. Johnson	☐	☐	☐
	1d.	Gregory E. Johnson	☐	☐	☐
	1e.	Rupert H. Johnson, Jr.	☐	☐	☐
	1f.	Mark C. Pigott	☐	☐	☐
	1g.	Chutta Ratnathicam	☐	☐	☐
	1h.	Laura Stein	☐	☐	☐
	1i.	Seth H. Waugh	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

		For	Against	Abstain
	1j. Geoffrey Y. Yang	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 2.
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal.
3.	Stockholder proposal requesting a Board report on lobbying activities and expenditures, if properly presented at the Annual Meeting.	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Admission Ticket – Not Transferable
FRANKLIN RESOURCES, INC.
2018 Annual Meeting of Stockholders

February 14, 2018, 9:30 am, Pacific Time
H.L. Jamieson Auditorium
One Franklin Parkway, Building 920
San Mateo, California 94403

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E35018-P84281-Z71090

FRANKLIN RESOURCES, INC.

This proxy card/voting instruction form is solicited on behalf of the Board of Directors

With this proxy, the stockholder signing on the reverse side appoints Gregory E. Johnson, Rupert H. Johnson, Jr. and Maria Gray (the "proxy holders"), or any one of them, as the stockholder's proxies with full power of substitution. The stockholder appoints the proxy holders collectively and as individuals, to vote all the stockholder's shares of Franklin Resources, Inc. (the "Company") common stock at the Annual Meeting of Stockholders, and at any and all adjournments or postponements of the meeting, on the matters set forth on the reverse side of this card. This proxy card also provides voting instructions for Franklin Templeton 401(k) Retirement Plan participants. The Annual Meeting of Stockholders will be held on Wednesday, February 14, 2018, at 9:30 a.m., Pacific Time, in the H.L. Jamieson Auditorium, One Franklin Parkway, Building 920, San Mateo, California.

The Board of Directors has solicited this proxy and it will be voted as specified on this proxy card on the proposals proposed by the Company listed on the reverse side. If you do not mark any votes or abstentions, this proxy will be voted FOR all nominees to the Board of Directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018 and AGAINST the stockholder proposal requesting a Board report on lobbying activities and expenditures, if properly presented at the Annual Meeting. If any other matters come before the meeting to be voted on, the proxy holders named in this proxy will vote, act and consent on those matters in their discretion.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on the reverse side. Must be signed and dated on the reverse side.
Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.